Exhibit 10.1

STOCK PURCHASE AGREEMENT
by and between
Energy West Incorporated
and
Richard M. Osborne, Trustee
Rebecca Howell
Stephen G. Rigo
Marty Whelan
Thomas J. Smith
Dated as of September 12, 2008

TABLE OF CONTENTS

1. DEFINITIONS	2

1.1. Defined Terms	2
1.2. Construction of Certain Terms and Phrases	9

2. THE PURCHASE AND SALE OF STOCK	10

2.1. Sale and Transfer	10
2.2. Payment of the Purchase Price	10

3. PRE-CLOSING COVENANTS AND UNDERTAKINGS	11

3.1. Satisfaction of Closing Conditions	11
3.2. Conduct of the Business of the Companies and Subsidiaries Prior to Closing	11
3.3. Consents and Approvals	13
3.4. Access, Information and Confidentiality	14
3.5. Delivery of Financial Statements and Regulatory Filings	15
3.6. Public Announcements	16

4. ADDITIONAL AGREEMENTS	16

4.1. Tax Matters	16
4.2. Employee and Benefit Matters	19
4.3. Guaranties or Bonds	20
4.4. Agreement Not to Solicit Employees	20
4.5. Insurance Claims	20

5. REPRESENTATIONS AND WARRANTIES OF RMO REGARDING THE COMPANIES AND SUBSIDIARIES	20

5.1. Organization and Good Standing of the Companies and Subsidiaries; Foreign Qualifications	21
5.2. Capitalization of the Companies and Subsidiaries	21
5.3. Financial Statements; Undisclosed Liabilities	22
5.4. Taxes	22
5.5. Tangible Personal Property	23
5.6. Agreement Related to Other Instruments; Consents	23
5.7. Absence of Changes	23
5.8. Material Claims	24
5.9. Permits; Compliance With Laws	25
5.10. Real Property	25
5.11. Intellectual Property; Software	26
5.12. Material Contracts	27
5.13. Labor Matters	28
5.14. ERISA and Related Matters	29
5.15. Guaranties or Bonds	29
5.16. Employees	29

i

5.17. Environmental Matters	30
5.18. Insurance Coverage	31
5.19. Governmental Filings: No Violations	31
5.20. Accounts Receivable	32
5.21. Gratuitous Payments	32
5.22. Disclosures	33
5.23. Litigation	33
5.24. Brokers and Finders	33
5.25. Regulatory Proceedings	33

6. REPRESENTATIONS AND WARRANTIES OF RMO REGARDING SELLER, THE COMPANIES, AND SUBSIDIARIES AND THE PURCHASED SHARES	34

6.1. Power and Authority; Enforceability	34
6.2. No Violation or Conflict by Seller	34
6.3. Seller Governmental Approvals	34
6.4. Title to the Purchased Shares	35
6.5. Litigation Against Seller	35

7. REPRESENTATIONS AND WARRANTIES OF PURCHASER	35

7.1. Organization and Standing	35
7.2. Corporate Power and Authority; Enforceability	35
7.3. No Violation or Conflict by Purchaser	36
7.4. Purchaser Governmental Approvals	36
7.5. Litigation Against Purchaser	36
7.6. Purchase for Investment	36
7.7. Knowledge of Inaccuracies	37
7.8. Investigations	37
7.9. “As Is” Sale	37

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER	38

8.1. Representations True at the Closing	38
8.2. Covenants of Seller	38
8.3. No Injunction, Etc.	38
8.4. Consents, Approvals and Waivers	38
8.5. Absence of Material Adverse Effect	39

9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER	39

9.1. Representations True at Closing	39
9.2. Covenants of Purchaser	39
9.3. No Injunction, Etc.	39
9.4. Consents, Approvals and Waivers	40

10. CLOSING	40

10.1. Time and Place of Closing	40
10.2. Transactions at Closing	40

11. SURVIVAL OF REPRESENTATION AND WARRANTIES; INDEMNIFICATION	42

11.1. Survival of Representations, Warranties and Agreements	42
11.2. Agreements to Indemnify Purchaser Indemnitees	42
11.3. Agreements to Indemnify the Seller Indemnitees	43
11.4. Recoveries	43
11.5. Survival	43
11.6. Notice and Defense of Actions	44
11.7. Exclusive Remedy	46
11.8. Treatment	46

12. TERMINATION	46

12.1. Method of Termination	46
12.2. Procedure and Effect of Termination	48

13. GENERAL PROVISIONS	48

13.1. Notices	48
13.2. Brokers	50
13.3. Expenses	50
13.4. Further Assurances	50
13.5. Attribution of Knowledge	50
13.6. Waiver	51
13.7. Assignment; Binding Effect; No Third-Party Beneficiaries	51
13.8. Headings	51
13.9. Entire Agreement	51
13.10. Modifications	51
13.11. Governing Law	52
13.12. Severability	52
13.13. Counterparts	52
13.14. Exhibits and Schedules Incorporated	52
13.15. Joint Preparation	52
13.16. Performance by Affiliates	53
13.17. Consent to Jurisdiction; Waivers of Trial by Jury	53
13.18. Shareholder Obligations	53

LIST OF EXHIBITS

Exhibit A	Form of Seller’s Closing Certificate

Exhibit B	Form of Purchaser’s Closing Certificate

LIST OF SCHEDULES

Schedule 1.1	Assumed Debt
Schedule 3.2(j)	Pre-Closing Employee Payment Issues
Schedule 3.2(k)	Pre-Closing Company and Non-Company Affiliate Agreements
Schedule 4.2.1	Each Company’s or Subsidiary’s Employees
Schedule 4.2.2	NEO and Orwell Vacation and Sick Leave Policy
Schedule 5.2.1	Seller’s Ownership Allocation of Purchased Shares
Schedule 5.3.1	Financial Statements
Schedule 5.3.2	Undisclosed Liabilities
Schedule 5.4	Taxes
Schedule 5.5.1	Tangible Personal Property
Schedule 5.5.2	Companies’ Procedure to Collect Accounts Receivable
Schedule 5.7	Absence of Changes
Schedule 5.8	Material Claims
Schedule 5.9	Permits; Compliance with Laws
Schedule 5.10.1	Owned Real Property
Schedule 5.10.2	Leased Real Property
Schedule 5.10.3	Real Property Matters
Schedule 5.11.1	Intellectual Property
Schedule 5.11.2(a)	Each Company’s and Subsidiary’s Software
Schedule 5.11.2(b)	Non-Company Affiliates’ Software
Schedule 5.12	Material Contracts
Schedule 5.13	Labor Matters
Schedule 5.14	ERISA and Related Matters
Schedule 5.15	Guaranties or Bonds
Schedule 5.16	Employees
Schedule 5.17	Environmental Compliance
Schedule 5.18	Insurance Coverage
Schedule 5.19	Government Filings
Schedule 5.20	Accounts Receivable
Schedule 6.2	No Violation or Conflict by Seller
Schedule 6.4	Title to the Purchased Shares
Schedule 6.5	Litigation Against Seller
Schedule 7.3	No Violation or Conflict by Purchaser
Schedule 7.4	Purchaser Governmental Approvals
Schedule 13.5(a)	Attribution of Knowledge for Seller
Schedule 13.5(b)	Attribution of Knowledge for Purchaser

v

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 12th day of September, 2008 (the “Effective Date”), by and among RICHARD M. OSBORNE, TRUSTEE, an Ohio resident (“RMO”), REBECCA HOWELL (“Howell”), STEPHEN G. RIGO (“Rigo”), MARTY WHELAN (“Whelan”), and THOMAS J. SMITH (“Smith”) (RMO, Howell, Rigo, Whelan and Smith are hereinafter collectively referred to as “Seller”), and ENERGY WEST INCORPORATED, a corporation incorporated under the laws of the State of Montana, USA (“Purchaser”).
W I T N E S S E T H:
     WHEREAS, Seller collectively own one hundred percent (100%) of the outstanding shares of common stock of Lightning Pipeline Co., Inc., an Ohio corporation (“Lightning”), Great Plains Natural Gas Company, an Ohio corporation (“Great Plains”), and Brainard Gas Corp., an Ohio corporation (“BGC”) and one hundred percent (100%) of the membership interests in Great Plains Land Development Co., Ltd., an Ohio limited liability company (“GPL” together with Lightning, Great Plains, and BGC, to collectively be referred to as the “Companies” and each to be sometimes referred to as a “Company”);
     WHEREAS, Orwell Natural Gas Company, an Ohio corporation (“ONG”) and Northeast Ohio Natural Gas Corp., an Ohio corporation (“NEO”) are wholly owned subsidiaries of Lightning and Great Plains, respectively (collectively the “Subsidiaries” and each to sometimes be referred to as a Subsidiary);
     WHEREAS, Purchaser is a regulated utility company whose service area includes Montana, Wyoming, Maine, and North Carolina;
     WHEREAS, ONG, NEO, and BGC are regulated utility companies whose service areas include portions of Ohio and Pennsylvania;
     WHEREAS, Purchaser desires to increase its service area into Ohio and Pennsylvania; and
     WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase, all of the issued and outstanding capital stock of the Lightning, Great Plains, and BGC, and the all of the issued and outstanding membership units of GPL, all in accordance with the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

1. DEFINITIONS
          1.1. Defined Terms.
     As used herein, the following terms shall have the following meanings unless the context otherwise requires:
     “Accounts Receivable” means any and all accounts receivable of the Companies and Subsidiaries, as the term “accounts receivable” is understood under GAAP.
     “Accrued Tax Liability” means the aggregate amount of Income Tax liabilities (including deferred Taxes) of the Companies, Subsidiaries, and Affiliates as reflected on the Closing Date balance sheet.
     “Action” has the meaning set forth in Section 11.6.1.
     “Active Customers” means all customers that receive a gas bill for an active meter from either NEO, BGC or ONG during the ninety (90) days prior to the Closing Date.
     “Affiliate” means (a) with respect to RMO, the Companies, and each of the Subsidiaries; and (b) with respect to any other Person, any Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. For purposes of this definition and this Agreement, the Companies and Subsidiaries shall be deemed to be Affiliates of Seller prior to the Closing and Affiliates of Purchaser from and after the Closing.
     “Agreement” has the meaning set forth in the Preamble.
     “Assets” means all of the assets, rights, interests, contract rights, accounts, claims, credits, franchises and properties of the Companies and the Subsidiaries, whether real, personal, tangible or intangible.
     “Assumed Debt” means all long term debt obligations of the Companies and Subsidiaries as of the date of Closing, provided, however, that Assumed Debt shall be limited to long term debt obligations that have been incurred in the Ordinary Course of Business and, further provided that, Assumed Debt as of August 15, 2008, was approximately $20,867,865.63, as set forth in Schedule 1.1.
     “Average Closing Price” means the average of the closing prices per share of the common stock of Purchaser as reported on Nasdaq for the twenty (20) consecutive trading days ending seven (7) calendar days before the Closing Date.
     “Benefit Plan” means: (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), and (d) each bonus or incentive compensation plan; provided, however, the term “Benefit Plan” shall not include (i) routine employment policies and procedures or payroll plans developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday, and sick or other leave policies, (ii) workers’ compensation insurance, and (iii) directors’ and officers’ liability insurance.
     “Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday in the State of Ohio.
     “CERCLA” has the meaning given to it in the definition of “Environmental Law.”
     “Closing” means the consummation of the transactions contemplated by Section 10.2.
     “Closing Date” has the meaning set forth in Section 10.1.
     “Companies” has the meaning set forth in the Preamble.
     “Company” has the meaning set forth in the Preamble.
     “Company Insurance Policies” means any
     “Company Plans” means each Benefit Plan (other than the Seller Plans) that is sponsored or maintained as of the date of this Agreement by any of the Companies, or the Subsidiaries for the benefit of any of their current or former directors, members (as the case may be), officers or employees.
     “Confidential Information” means (a) all information concerning a party hereto and/or its Affiliates furnished to another party hereto or any director, member, officer, employee, agent, advisor, or other representative (a “Representative”) of such receiving party or any of its Affiliates in writing, orally or electronically by such disclosing party or any Representative of such disclosing party or any of its Affiliates in connection with this Agreement or the transactions contemplated herein, whether before or after the date hereof, including, but not limited to, any such information (i) concerning the business, financial condition, operations, products, services, assets, customers, forecasts and/or liabilities of such disclosing party and/or its Affiliates, (ii) which relates to technologies, intellectual property or capital, models, concepts, or ideas of such disclosing party and/or its Affiliates, (iii) of third parties that such disclosing party and/or its Affiliates is required under applicable Law or contracts to keep confidential, or (iv) that has been clearly identified as confidential; and (b) terms and conditions of this Agreement and any other agreement entered into pursuant hereto, the fact that the parties hereto have entered into this Agreement, and that this Agreement exists; provided, however, the term “Confidential Information” shall not include information that: (i) is already known or in the possession of such receiving party at the time of disclosure, as evidenced by such receiving party’s written documentation, unless received or obtained as confidential information; (ii) becomes subsequently available to such receiving party on a non-confidential basis from a source not known or reasonably suspected by such receiving party to be bound by a confidentiality agreement or secrecy obligation owed to such disclosing party; (iii) is or becomes generally available to the public other than as a result of a breach of Section 3.4.2 by such receiving party or any Representative of such receiving party or any of its Affiliates; or (iv) is independently developed by such receiving party without use, directly or indirectly, of

Confidential Information of such disclosing party, as evidenced by such receiving party’s written documentation; provided further, however, if only a portion of the Confidential Information falls under one of the foregoing exceptions, then only that portion shall not be deemed Confidential Information.
     “Consolidated” means: (i) with respect to the financial statement(s) of the Companies and the Subsidiaries, the presentation of the results of operations and the financial position of the Companies and the Subsidiaries essentially as if the Companies and the Subsidiaries were a single company with one or more branches or divisions; and (ii) with respect to any financial item(s) of the Companies and the Subsidiaries, the presentation of such item(s) essentially as if the Companies and the Subsidiaries were a single company with one or more branches or divisions, in each case as determined in accordance with GAAP (whether or not the Companies and the Subsidiaries would in fact be Consolidated under GAAP).
     “Consolidated Income Tax Returns” means any Income Tax Returns filed for any consolidated, combined or unitary group of corporations under federal, state or local laws, the common parent of which is Seller.
     “Contract” means any legally binding obligation or agreement (other than a Benefit Plan) to which the Companies or any of the Subsidiaries is a party, whether or not reduced to writing, and specifically including but not limited to any note, bond, mortgage, lease of real or personal property, license agreement, construction contract, subcontract, engineering contract, guarantee, suretyship agreement, pledge agreement, indemnity, joint venture or partnership agreement, confidentiality agreement, non-competition agreement, insurance contract, employment agreement or other contract or agreement.
     “Control” means (a) possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, as a trustee or executor, by contract or credit arrangement or otherwise, or (b) the ownership of more than fifty percent (50%) of the equity interest in a Person.
     “Deductible” has the meaning set forth in Section 11.5.
     “Default” shall mean (a) a material breach or default, or (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a material breach or default.
     “DOJ” means the United States Department of Justice.
     “Dollar” or “$” means the lawful currency of the United States.
     “Environmental Law” means any federal, state, provincial or local law, statute, ordinance, rule, regulation, or order relating to the protection of the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.),

the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Safe Drinking Water Act (42 U.S.C. § 300 et seq.), as amended or supplemented, that is in effect on the Closing Date.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “FERC” means the United States Federal Energy Regulatory Commission.
     “Financial Statements” means the Year-End Financial Statements.
     “FIRPTA Certificate” means a certificate, as described in Treasury Regulation Section 1.1445-2(b)(2), which is signed under penalties of perjury by an authorized representative of Seller, and which (i) certifies that the Seller is not a “foreign person,” as defined in Treasury Regulation Section 1.1445-2(b)(2), and (ii) provides Seller’s name, identifying number (as defined in Section 6109 of the Code), and office address.
     “FTC” means the United States Federal Trade Commission.
     “GAAP” means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time.
     “Governmental Authority” means any nation, province, state, county, municipality and any other political subdivision of any of the foregoing, and any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, including MPSC, WPSC, PPUC, FERC, FTC, DOJ, PUCO, SEC and IRS.
     “Guaranty or Bond” means any guaranty, letter of credit, surety bond and any other similar material agreement or arrangement pursuant to which Seller or one or more Non-Company Affiliates has obligations with respect to any obligations of the Companies or the Subsidiaries, and any security or collateral furnished in connection with any such guaranty, letter of credit, surety bond or other similar agreement or arrangement.
     “Hazardous Substance” means and includes each substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum hydrocarbons.
     “Income Tax” means any Taxes imposed on, or measured by, net income.
     “Income Tax Returns” means any Tax Returns relating to Income Taxes.
     “Indemnified Party” means any Person seeking indemnification from another Person pursuant to Section 11.
     “Indemnifying Party” means any Person against whom a claim for indemnification is asserted pursuant to Section 11.
     “Index Price” on a given date means the closing value on such date of the American Gas Stock Index as maintained by the American Gas Association.

     “Intellectual Property” means the following intellectual property rights, including both statutory and common law rights, if applicable: (a) copyrights and registrations for copyrights, (b) trademarks, service marks, trade names, slogans, domain names, logos, symbols, and trade dress, and registrations and applications for registrations thereof, and (c) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.
     “IRS” means the United States Internal Revenue Service.
     “Law” means any law, statute, code, ordinance, regulation, order, reporting or licensing requirement, or rule, including those promulgated, interpreted or enforced by any Governmental Authorities.
     “Lien” means any mortgage, pledge, lien, security interest, hypothecation, conditional sale agreement, restriction, option, defect in title, easement, encumbrance, charge, or other similar title exception; provided, however, that the term “Lien” shall not include (a) liens for current Taxes not yet due and payable, including liens for nondelinquent ad valorem taxes and nondelinquent statutory liens arising other than by reason of any default on the part of any of the Companies, the Subsidiaries, Seller or any of their Affiliates, (b) liens in favor of carriers, warehousemen, mechanics, landlords and materialmen imposed by mandatory provisions of Law and incurred in the Ordinary Course of Business for sums not yet due and payable, and (c) as to any leased Asset, the rights of the lessor or landlord with respect to such leased Asset.
     “Losses” has the meaning set forth in Section 11.2.1.
     “Major Customer” shall mean any customer of the Companies or any of the Subsidiaries from which the Companies or the Subsidiaries recognized in accordance with GAAP at least Twenty-Five Thousand Dollars ($25,000.00) in revenue between January 1, 2008, and June 30, 2008.
     “Material Adverse Effect” means any change (or changes taken together) in, or effect on, the business, financial condition, prospects, or operations of any of the Companies or Subsidiaries that is (are) materially adverse to the business, financial condition, prospects, or operations of the Companies or Subsidiaries, taken as a whole, but excluding any change (or changes taken together) or effect which is cured (including by the payment of money) before the earlier of the Closing or the termination of this Agreement under Section 12.1. Without limiting the foregoing and except for purposes of Sections 5.7(l) and 8.5, any uninsured loss or damage suffered by the Companies or Subsidiaries individually of Twenty-Five Thousand Dollars ($25,000) (or in the aggregate in excess of One Hundred Thousand Dollars ($100,000.00) shall be deemed to have a Material Adverse Effect.
     “Material Contracts” has the meaning set forth in Section 5.12.1.
     “Mortgage” means any real estate mortgages which secure land and buildings owned by GPL.
     “MPSC” means the Montana Public Service Commission.

     “New Guaranty or Bond” has the meaning set forth in Section 4.3.1.
     “Non-Company Affiliate” means any Affiliate controlled by RMO other than the Companies or the Subsidiaries.
     “Ordinary Course of Business” means, with respect to the Companies and Subsidiaries, the ordinary course of business which is consistent with past practices of the Companies and the Subsidiaries.
     “Organizational Documents” means articles of incorporation, articles of organization, certificate of incorporation, charter, bylaws, code of regulations, certificate of formation, limited liability company operating agreement, joint venture agreement or partnership agreement, as applicable.
     “Patent” means (a) any patent granted by the U.S. Patent and Trademark Office or comparable agency of any other country, as well as any reissued and reexamined patent and extensions corresponding to such patent, and (b) any patent application filed with the U.S. Patent and Trademark Office or comparable agency in any other country, as well as any related continuation or continuation in part, any divisional application and patent issuing therefrom, and any respective foreign counterpart patent application or foreign patent issuing therefrom.
     “Permits” means all licenses and permits issued by any Governmental Authority.
     “Person” means an individual, partnership, limited partnership, joint venture, limited liability company or partnership, corporation, bank, trust, company, business entity, governmental entity or organization, or unincorporated organization.
     “PPUC” means the Pennsylvania Public Utilities Commission.
     “Pre-Closing Income Tax Returns” has the meaning set forth in Section 4.1.1.
     “Property and Casualty Claims” has the meaning set forth in Section 4.5.
     “PUCO” means The Public Utilities Commission of Ohio.
     “Purchase Price” has the meaning set forth in Section 2.2.
     “Purchased Shares” has the meaning set forth in Section 2.1.
     “Purchaser” has the meaning set forth in the Preamble.
     “Purchaser Indemnitees” has the meaning set forth in Section 11.2.1.
     “Purchaser’s Plans” has the meaning set forth in Section 4.2.1 [no def/ref only].
     “Real Property Leases” has the meaning set forth in Section 5.10.2.
     “Regulatory Approval” means the approval by the MPSC, WPSC, PPUC and PUCO of the transaction contemplated by this Agreement.

     “Regulatory Filings” has the meaning set forth in Section 3.3.3(a).
     “Representative” has the meaning given to it in the definition of “Confidential Information.”
     “Restricted Period” means the period commencing on the Closing Date and expiring on the second anniversary of the Closing Date.
     “Retained Employee Liabilities” has the meaning set forth in Section 4.2.1.
     “Scheduled Claim” means any of the matters set forth in Schedule 5.7.
     “SEC” means the United States Securities and Exchange Commission.
     “Seller” has the meaning set forth in the Preamble.
     “Seller Indemnitees” has the meaning set forth in Section 11.3.
     “Seller Insurance Policies” means policies of insurance with insurance carriers and contractual arrangements with insurance adjusters maintained by the Company or Subsidiaries or by any Non-Company Affiliate that covers the Company or Seller prior to the Closing.
     “Seller Plan” means each Benefit Plan (other than the Company Plans) that is sponsored, maintained or contributed to as of the Closing Date by the Companies or Subsidiaries or a Non-Company Affiliate and that covers the current or former directors, officers or employees of the Companies or Subsidiary.
     “Seller’s Employees” has the meaning set forth in Section 4.2.1.
     “Separate Income Tax Returns” means Income Tax Returns of the Companies, its Subsidiaries, and any Affiliate, other than Consolidated Income Tax Returns.
     “Share Consideration Value” shall mean a dollar amount equal to the aggregate number of shares of Purchaser’s common stock being issued to Seller hereunder multiplied by the Average Closing Price (where such calculation shall be made to the closest whole dollar).
     “Software” means computer software programs including operating systems, application programs and software tools.
     “Starting Date” shall mean the last full trading day prior to the announcement by press release of the transaction contemplated by this Agreement or, if such announcement occurs after the close of trading on any trading day, such trading day.
     “Straddle Returns” has the meaning set forth in Section 4.1.2.
     “Subsidiaries” has the meaning set forth in the Preamble.
     “Tangible Personal Property” means all machines, equipment, tools, computers, terminals, telephones, telephone systems, furniture, automobiles, fixtures, leasehold improvements, parts and other tangible personal property and fixtures owned or leased by the Companies or the Subsidiaries, including the property listed on Schedule 5.5.1.
     “Tax” or “Taxes” means all United States, federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, use, property, excise, value added, ad valorem, estimated, stamp, alternative or ad-on minimum, recapture, environmental, withholding and any other taxes, charges, duties, impositions or assessments, together with all penalties and additions imposed on or with respect to such amounts, or levied, assessed or imposed against the Companies or any of the Subsidiaries, including any liability for taxes of any predecessor entity.
     “Tax Audit” has the meaning set forth in Section 4.1.7(a).
     “Tax Indemnified Person” has the meaning set forth in Section 4.1.7(a).
     “Tax Indemnifying Person” has the meaning set forth in Section 4.1.7(a)
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed by the Companies, including any predecessor entities, with any taxing authority in connection with the determination, assessment, collection or imposition of any Taxes.
     “Third Party” means any Person other than Seller, Purchaser, any Indemnified Party or any Affiliate of Seller, Purchaser or any Indemnified Party.
     “Transfer Tax” has the meaning set forth in Section 4.1.6“Transferred Employee” has the meaning set forth in Section 4.2.1.
     “Walkaway Determination Date” shall mean the date that is seven (7) calendar days prior to the Closing Date.
     “WPSC” means the Wyoming Public Service Commission.
     “Year-End Financial Statements” means the unaudited, pro forma consolidated balance sheet of the Companies dated December 31, 2007.
          1.2. Construction of Certain Terms and Phrases
     Unless the context of this Agreement otherwise requires, (a) words of any gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “include,” “includes,” and “including” shall be deemed to be followed by the words “but not limited to;” (e) the term “Section” refers to the specified Section of this Agreement; (f) the term “Schedule” or “Exhibit” refers to a Schedule or Exhibit attached to this Agreement; (g) references to time are to Cleveland, Ohio time; and (h) the term “material” and derivative or similar words refer to materiality with respect to the Companies and the Subsidiaries on an aggregate basis. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Except as otherwise stated herein, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

2. THE PURCHASE AND SALE OF STOCK
          2.1. Sale and Transfer
     Upon the terms and subject to the conditions hereinafter set forth, Seller shall, at the Closing, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to all of the issued and outstanding shares of common stock of Lightning, Great Plains and BGC, and the issued and outstanding membership units of GPL (the “Purchased Shares”), in exchange for the Purchase Price.
          2.2. Payment of the Purchase Price
               2.2.1. Upon the terms and subject to the conditions hereinafter set forth, the aggregate purchase price to be paid by Purchaser shall be Thirty-Four Million Three Hundred Four Thousand Dollars ($34,304,000.00) (the “Preliminary Purchase Price”), subject to adjustment up or down, as the case may be, by the Adjustment Amount. The Preliminary Purchase Price as adjusted by the Adjustment Amount shall be referred to in the Agreement as the “Purchase Price”. Purchaser shall pay the Purchase Price at Closing by assuming the Assumed Debt, as reflected on the respective balance sheets of the Companies for the month preceding the Closing Date, and the balance of the Purchase Price shall be paid by the issuance of a certain number of validly issued, fully paid and non-assessable shares of Purchaser’s common stock.
     For purposes of this Agreement, the share price utilized for purposes of the Purchase Price shall be the greater of (i) the average closing price of Purchaser’s common stock for the ten (10) trading days prior to the execution of this Agreement or (ii) Ten Dollars ($10.00).
               2.2.2. The parties acknowledge that as of June 12, 2008 the number of aggregate Active Customers of ONG, BGC, and NEO was 20,900. Within three (3) business days prior to Closing the parties will determine the actual aggregate Active Customers of ONG, BGC and NEO. At Closing, the Preliminary Purchase Price shall be increased or decreased, as the case may be, by the difference between (i) the actual number of aggregate Active Customers as of the Closing Date and (ii) 20,900, which difference shall then multiplied by $1,598.09, the product of which shall be referred to herein as the “Adjustment Amount”. For example, if the actual number of Active Customers at Closing is 21,000, then the Adjustment Amount shall be $159,809 [21,000 - 20,900 = 100 x $1,598.09]. If on the other hand the number of Active Customers is 20,800, then the Adjustment Amount shall be ($159,809) [20,800 - 20,900 = (100) x $1,598.09].
               2.2.3. The Purchase Price shall be allocated as follows: Three Million One Hundred Thousand Dollars ($3,100,000.00) shall be allocated to the purchase of the real property owned by GPL and the balance shall be allocated to the other Assets of the Companies and Subsidiaries. This allocation shall be binding on the parties, shall be used for all purposes on their respective federal, state and local income tax returns, and shall be supported by them in any audits or other disputes or litigation involving any such returns.
3. PRE-CLOSING COVENANTS AND UNDERTAKINGS
          3.1. Satisfaction of Closing Conditions
The parties shall use their commercially reasonable efforts to bring about, as soon as practical after the date hereof, the satisfaction of all the conditions set forth in Sections 8 and 9.
          3.2. Conduct of the Business of the Companies and Subsidiaries Prior to Closing
     Except as in the Ordinary Course of Business or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or denied), or as otherwise provided in Schedule 3.2 or in any other Schedule attached to this Agreement, and except as may be required to effect the transactions contemplated by this Agreement, or as is otherwise authorized by this Agreement, RMO covenants that he shall, and shall cause the Companies and Subsidiaries to, during the period commencing on the date of this Agreement and terminating at the Closing:
                    (a) preserve intact the legal existence of the Companies and Subsidiaries and carry on each Company’s and each Subsidiary’s business in the Ordinary Course of Business, and use its commercially reasonable efforts to preserve the goodwill of the Companies and Subsidiaries;
                    (b) maintain the Tangible Personal Property in the Ordinary Course of Business;
                    (c) keep in force at no less than their present limits all existing surety bonds and policies of insurance insuring the Assets and each Company’s and Subsidiary’s business, except to the extent that any such surety bond or insurance policy is no longer applicable or otherwise required pursuant to the business of the Companies and Subsidiaries;
                    (d) use commercially reasonable efforts to maintain in full force and effect all Permits held by the Companies or Subsidiaries, except those Permits the failure of which to hold, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;
                    (e) neither enter into, modify, amend or terminate any Material Contract or Real Property Lease, nor waive, release, compromise or assign any material rights or claims thereunder, nor suffer, permit or incur any of the transactions or events described in Section 5.7 to the extent such events or transactions are within the reasonable control of Seller, the Companies, or the Subsidiaries;
                    (f) not make any distributions of the Assets to Seller in the form of return of capital or dividends, except for the transactions contemplated in Section 4.1;

                    (g) not make or permit any change in each Company’s or Subsidiary’s Organizational Documents, or in any Company’s or Subsidiary’s authorized, issued or outstanding securities, except that Great Plains may increase the number of its outstanding shares to two million (2,000,000) and Lightning may increase the number of its outstanding shares to one million (1,000,000) shares;
                    (h) not issue any additional shares of capital stock, membership interests or other securities or ownership interests of any Company or Subsidiary, grant any stock option or right to purchase any security or ownership interest of any Company or Subsidiary, issue any security or ownership interest convertible into such securities or ownership interests, purchase, redeem, retire or otherwise acquire any of such securities or ownership interests, or declare, set aside or pay any dividend or cash distribution in respect of the securities or ownership interests of any Company or Subsidiary, except for the transfer of shares prior to Closing to Howell, Rigo, Whelan, and Smith in accordance with the ownership allocation set forth in Schedule 5.2.1;
                    (i) not make any changes in the accounting methods or practices of the Companies or Subsidiaries;
                    (j) not (i) pay, or incur any obligation for any payment of, any contribution or other amount to, or with respect to, any Company Plan, (ii) pay any bonus to, make any loan, pay or transfer any Assets to, or grant any increase in the compensation of, any Company or Subsidiary director, officer, or employee, (iii) make any increase in the pension, retirement or other benefits of the directors, officers, or employees, except as set forth in Schedule 3.2(j), or (iv) hire any additional employees without the prior written consent of the Purchaser, which consent shall not be unreasonable withheld;
                    (k) not have the Companies or Subsidiaries pay, lend or advance any amount to or in respect of, or sell, transfer or lease any Assets to, or enter into any agreement, arrangement or transaction with, Seller or any Non-Company Affiliate, except for the payments, agreements, arrangements, leases, transactions and arrangements set forth in Schedule 3.2(k);
                    (l) not permit the Companies or Subsidiaries to (i) incur or assume any indebtedness for borrowed money or issue any debt securities, or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person;
                    (m) not permit the Companies or Subsidiaries to (i) make any loans, advances or capital contributions to, or investments in, any Person, (ii) pledge or otherwise encumber shares of any Company or Subsidiary capital stock, or (iii) mortgage or pledge any of the Assets, or create or suffer to exist any Lien thereupon;
                    (n) not permit the Companies or Subsidiaries to acquire, sell, lease or dispose of any Assets;
                    (o) not permit the Companies or Subsidiaries to (i) acquire any Person (or division thereof), any equity interest therein or all or substantially all of the assets thereof whether through a merger, consolidation or purchase, or (ii) enter into a joint venture, partnership or any other equity alliance with any Person;

                    (p) not permit RMO or any Non-Company Affiliate to hire away any essential employee of the Companies or Subsidiaries without Purchaser’s prior written consent; and
                    (q) not agree to do anything, or agree to permit the Companies or Subsidiaries to do anything, that would violate any of the foregoing affirmative and negative covenants of this Section 3.2.
          3.3. Consents and Approvals
               3.3.1. Subject to the allocation of responsibility set forth in Section 3.3.2, RMO agrees to, and agrees to cause the Companies or Subsidiaries, as the case may be, to apply for and use commercially reasonable efforts to obtain no later than at the Closing (a) the Regulatory Approval, (b) the waiver, consent and approval of all Persons whose waiver, consent or approval is required by Law for Seller’s execution and delivery of this Agreement and Seller’s and each Company’s or Subsidiary’s consummation of the transactions contemplated herein, and (c) the waiver, consent and approval of all Persons whose waiver, consent or approval is required by any Material Contract, Real Property Lease, consent, judgment, decree, order or Permit to which Seller, the Companies, or Subsidiaries is a party or subject immediately prior to the Closing, and which would prohibit or require the waiver, consent or approval of any Person to, such transactions or under which, without such waiver, consent or approval, such transactions would constitute an occurrence of Default under the provisions thereof, provided, however, that neither RMO nor the Companies or Subsidiaries shall make any agreements or understandings adversely affecting the Assets or the Companies or Subsidiaries, or their business, as a condition to obtaining any waivers, consents or approvals required by this Section 3.3.1, except as otherwise provided herein or with the prior written consent of Purchaser, and further provided that if RMO fails to obtain any consents that are required under this Section 3.3 prior to Closing (except any required governmental consents, consents of lenders or consents relating to any of the pipelines), such failure shall not be deemed a Default under this Agreement and/or cause this Agreement not to be consummated so long as the failure to obtain the consent does not have a Material Adverse Effect on the consummation of this Agreement, the Company, the Subsidiaries, or the Assets.
               3.3.2. Each of the parties hereto (a) will take all commercially reasonable actions necessary to comply promptly with all Laws that may be imposed on such party with respect to the transactions contemplated herein (including requesting all necessary approvals for and executing all necessary agreements for the novation of any Material Contracts with any Governmental Authority, requesting all necessary material approvals of subcontractors to such contracts, providing notices and disclosures as required for foreign Persons, and furnishing all information required under any Law in connection with approvals of or filings with any Governmental Authority (including without limitation MPSC, PUCO, WPSC, FTC, DOJ, SEC, PPUC or IRS)); provided, however, the foregoing shall not require any of the parties hereto or any of their Affiliates to sell or otherwise divest of a material portion of their respective assets or properties or discontinue any of their respective significant operations; and (b) will promptly cooperate with and furnish information to each other in connection with any such legal requirements imposed upon any of them in connection with the transactions contemplated herein. Any filings or approvals required to be accomplished by Seller, the Companies, Subsidiaries or any Non-Company Affiliate in accordance with this Section 3.3.1 shall be at Seller’s or such Non-Company Affiliate’s expense.
               3.3.3. MPSC, WPSC, PPUC and PUCO Regulatory Filings.
                    (a) Purchaser and Seller shall have joint responsibility for the preparation and filing of the regulatory filings to be made to the MPSC, WPSC, PPUC and PUCO requesting Regulatory Approval ( “Regulatory Filings”). Upon the request of the other party, RMO and Purchaser shall use commercially reasonable efforts to cooperate with such other party to prepare and file such Regulatory Filings [if necessary].
                    (b) Purchaser and RMO shall use commercially reasonable efforts to file as soon as practicable after the date hereof the Regulatory Filings, and execute all agreements and documents, in each case, to obtain as promptly as practicable the Regulatory Approvals. Purchaser and RMO shall act diligently, and shall coordinate in completing and submitting the Regulatory Filings. Purchaser and RMO shall each have the right to review and approve (which such approval shall not be unreasonably withheld, delayed or conditioned) in advance all of the information relating to the transactions contemplated by this Agreement which appears in the Regulatory Filings. Purchaser and RMO agree that all telephonic calls and meetings with the MPSC, WPSC, PPUC or PUCO relating to the transactions contemplated by this Agreement shall be conducted by Purchaser and RMO jointly. Each party will bear its own legal costs incurred in connection with the preparation and filing of the Regulatory Filings.
               3.3.4. Nothing in this Agreement will require Purchaser, Seller, Company or Subsidiaries to accept any condition to, limitation on or other term concerning the grant of Regulatory Approval if such condition, limitation or other term, alone or in the aggregate with such other conditions, limitation or other terms would (i) require the disposition by Purchaser, Seller, Company or Subsidiaries of any material asset(s); (ii) have a Material Adverse Effect on Purchaser, Seller, Company or Subsidiaries in its acquisition, ownership, use, operation or disposition of any property other than the Assets; or (iii) materially change or impair the commercial expectation of the Purchaser. Seller, Company or Subsidiaries with respect to the sale or distribution of gas by the Companies or the Subsidiaries.
          3.4. Access, Information and Confidentiality
               3.4.1. Prior to the Closing, Seller shall cause the Companies or Subsidiaries to (a) give Purchaser and its authorized Representatives reasonable access, during normal business hours and upon reasonable notice, to the books, records, files, documents and contracts of the Companies and Subsidiaries, and (b) allow Purchaser (together with its authorized Representatives) to make a reasonable number of visits to each office, facility and other property owned or leased by the Companies or Subsidiaries.
               3.4.2. (a) Subject to the first sentence of subsection (b) of this Section 3.4.2, a party hereto receiving Confidential Information from another party hereto shall not disclose and shall keep strictly confidential all such Confidential Information of such disclosing party; provided, however, that such receiving party may disclose Confidential Information of such disclosing party (i) to any Representative of such receiving party or any of its Affiliates who needs to know such information for purposes of consummating the transactions contemplated herein; (ii) to any partner, Affiliate, lender or investor of such receiving party or any of its Affiliates, or any Representative of such partner, Affiliate, lender or investor who needs to know such information for purposes of consummating the transactions contemplated herein; and (iii) to the extent that such receiving party or Representative is required to disclose such information in order to avoid committing a violation of any applicable law, rule or regulation, including any rules or regulations of any securities association, stock exchange or national securities quotation system.
                    (b) In the event that a receiving party or any Representative of such receiving party or any of its Affiliates is requested or required, pursuant to any applicable court order, administrative order, statute, regulation or other official order by any Governmental Authority, to disclose any Confidential Information of a disclosing party, such receiving party shall (i) provide such disclosing party with prompt written notice of any such request or requirement so that such disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 3.4.2, and (ii) reasonably cooperate with such disclosing party to obtain such protective order or other remedy. In the event such protective order or other remedy is not obtained and a disclosing party fails to waive compliance with the relevant provisions of this Section 3.4.2, such receiving party agrees to (A) furnish only that portion of the Confidential Information for which such receiving party is advised by written opinion of its legal counsel obtained at the disclosing party’s expense, is legally required to be disclosed, (B) upon such disclosing party’s request and expense, use its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information, and (C) give such disclosing party prior written notice of the Confidential Information to be disclosed.
                    (c) If this Agreement is terminated prior to the Closing or at any other time for any reason, upon the written request of a disclosing party, each receiving party will, and will cause all Representatives of such receiving party or any of its Affiliates to promptly, (i) deliver to such disclosing party all original Confidential Information (whether written or electronic) furnished to such receiving party or any Representative of such receiving party or any of its Affiliates by or on behalf of such disclosing party, and (ii) if specifically requested by such disclosing party, destroy (A) any copies of such Confidential Information (including any extracts therefrom), and (B) any portion of such Confidential Information that may be found in reports, analyses, notes, compilations, studies and other documents prepared by or for such receiving party. From and after the Closing, Purchaser shall be released from all obligations owed by it to Seller under this Section 3.4.2 with respect to the Confidential Information owned by the Companies or Subsidiaries. This Section 3.4.2 shall survive any termination of this Agreement
          3.5. Delivery of Financial Statements and Regulatory Filings
     During the period commencing on the date of this Agreement and terminating at the Closing, RMO shall deliver to Purchaser, within thirty (30) days of being available or filed,

copies of (a) all regularly prepared unaudited monthly, quarterly and annual consolidated financial statements of the Companies and Subsidiaries prepared after the date of this Agreement, and (b) all material filings or submissions by the Companies or Subsidiaries with any Governmental Authority made after the date of this Agreement.
          3.6. Public Announcements
     No party hereto or any of its Affiliates shall make any public announcement of the execution and delivery of this Agreement or the transactions contemplated by this Agreement without first obtaining the prior written consent of the other party hereto, such consent not to be unreasonably withheld, delayed or conditioned; provided, however, that nothing contained in this Section 3.6 shall prohibit any party hereto or any of its Affiliates from (a) making any disclosures or having any discussions with the MPSC, WPSC, PPUC or PUCO regarding this Agreement or the transaction contemplated by this Agreement in accordance with Section 3.3.2, or (b) making any public announcement in accordance with any required SEC filing, or (c) having discussions with its lenders, or (d) making any public announcement if such party or its Affiliate determines in good faith, on the advice of legal counsel, that such public disclosure is required by applicable Law or any listing agreement with a national securities exchange or trading market; provided further, that in such event, such party or its Affiliate shall consult with the other party hereto prior to making such disclosure to the extent reasonably practicable.
4. ADDITIONAL AGREEMENTS
          4.1. Tax Matters
               4.1.1. RMO shall (i) cause each Company and Subsidiary to prepare and file on a timely basis all Tax Returns of the Companies and Subsidiaries for all Tax periods which end on or prior to the Closing Date, which are filed before or after the Closing Date; and (ii) pay all Taxes of the Companies and Subsidiaries with respect to such Tax periods, or, at Purchaser’s option, shall reimburse Purchaser within fifteen (15) days after payment by Purchaser of such Taxes. RMO shall cause to be prepared all Income Tax Returns of the Companies and Subsidiaries due after the Closing Date that relate solely to periods ending on or before the Closing Date (such Separate Income Tax Returns being referred to as “Pre-Closing Income Tax Returns”). RMO shall submit to Purchaser any Pre-Closing Income Tax Returns at least thirty (30) days prior to the due date of such Tax Return for Purchaser’s review. Purchaser and Seller shall collectively cause the Companies and Subsidiaries to timely and appropriately file all Pre-Closing Income Tax Returns submitted by the Seller in accordance with this Section 4.1.1.
               4.1.2. Purchaser shall cause the Companies and Subsidiaries to prepare and file on a timely basis all Tax Returns of the Companies and Subsidiaries (other than Pre-Closing Income Tax Returns) due after the Closing Date, including all Tax Returns that relate to periods beginning before and ending after the Closing Date (“Straddle Returns”). All Straddle Returns shall be prepared on a basis consistent with procedures and practices of the Companies and Subsidiaries in effect as of the date hereof for filing such Tax Returns. Purchaser shall submit all Straddle Returns related to Income Taxes to Seller at least thirty (30) days prior to the due date of such Straddle Return for Seller’s review and approval (which will not be unreasonably withheld, delayed or conditioned).

               4.1.3. Purchaser and RMO shall to the extent permitted under applicable law (i) elect to have the tax year of the Companies and Subsidiaries that end on the Closing Date to end on (and include) the Closing Date and (ii) treat all transactions occurring on the Closing Date but after the Closing as occurring on the day after the Closing Date. To the extent that the tax year of the Companies and Subsidiaries does not end on the Closing Date such that the Tax Return is a Straddle Return, the Income Taxes payable on the Straddle Return shall be allocated between the portion of the period ending on the Closing Date and the portion of the period beginning after the Closing Date assuming that the taxable period for the Straddle Return actually included two separate periods, one ending on the Closing Date and one beginning on the date after the Closing Date, provided that all exemptions, allowances, or deductions for the entire taxable for the Straddle Return which are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the two short periods in proportion to the number of days in each period.
               4.1.4. Access to Information
                    (a) From and after the Effective Date, RMO shall grant to Purchaser (or its designees) access to the information, books and records relating to the Companies and Subsidiaries (including without limitation work papers and correspondence with taxing authorities, and shall afford Purchaser (or its designees) the right to take extracts therefrom and to make copies thereof for purposes of preparing Tax Returns, to conduct negotiations with taxing authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Section 4.1.
                    (b) From and after the Effective Date, Purchaser shall grant to RMO (or its designees) access to all of the information, books and records relating to the Companies and Subsidiaries within the possession of Purchaser or the Companies and Subsidiaries (including without limitation work papers and correspondence with taxing authorities), and shall afford RMO (or his designees) the right (at RMO’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit RMO (or his designees) to prepare Tax Returns, to conduct negotiations with taxing authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.
                    (c) Each of the parties hereto will preserve and retain all schedules, work papers and other documents relating to any Tax Returns of or with respect to the Companies or Subsidiaries or to any claims, audits or other proceedings affecting the Companies or Subsidiaries until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.
               4.1.5. Purchaser and RMO shall provide (and cause the Companies and Subsidiaries to provide) each other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant tax returns and supporting material. Purchaser and RMO will retain (and shall cause the Companies and Subsidiaries to retain) for the full period of any statute of limitations any documents which may be relevant to such preparation, audit, examination, proceeding or determination.
               4.1.6. Purchaser shall pay all federal, state, local, foreign and other transfers, sales, use or similar Tax (a “Transfer Tax”) applicable to, imposed upon or arising out of the transfer of the Purchased Shares or any other transaction contemplated by this Agreement.
               4.1.7. Contest Provisions.
                    (a) Each of Purchaser, on the one hand, and Seller, on the other hand (the “Tax Indemnified Person”), shall promptly notify the chief tax officer (or other appropriate person) of Seller or Purchaser, as the case may be (the “Tax Indemnifying Person”), in writing upon receipt by the Tax Indemnified Person of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments or other proceedings (a “Tax Audit”) which are likely to affect the liability for Taxes of such other party, provided, however, that failure to file timely written notice to the other party shall not affect the other party’s indemnification obligations hereunder unless such failure materially adversely affects the other party’s rights to participate in the Tax Audit.
                    (b) If such Tax Audit relates to any taxable period, or portion thereof, ending on or before the Closing Date or for any Taxes for which RMO is liable in full under this Agreement, RMO shall, at his expense, control the defense and settlement of such Tax Audit. If such Tax Audit relates to any taxable period, or portion thereof, beginning on or after the Closing Date or for any Taxes for which Purchaser is liable in full under this Agreement, Purchaser shall, at its expense, control the defense and settlement of such Tax Audit.
                    (c) If such Tax Audit relates to Taxes for which both RMO and Purchaser are liable under this Agreement, to the extent practicable, such Tax items will be distinguished and each party will control the defense and settlement of Taxes for which it is so liable. If such Tax Audit relates to a taxable period, or portion thereof, beginning before and ending after the Closing Date and any Tax item cannot be identified as being a liability of only one party or cannot be separated from a Tax item for which the other party is liable, Purchaser may either elect, at its expense, to control the defense and settlement of the Tax Audit or require RMO, at his expense, to control the defense and settlement of the Tax Audit, provided that such party defends the items as reported on the relevant Tax Return and provided further that no such matter shall be settled without the written consent of both parties, not to be unreasonably withheld.
                    (d) Any party whose liability for Taxes may be affected by a Tax Audit shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense and shall have the right to consent to any settlement of such Tax Audit (not to be unreasonably withheld) to the extent such settlement would have an adverse effect for a period for which that party is not liable for Taxes, under this Agreement or otherwise.

               4.1.8. All Tax sharing or similar agreements that include RMO and the Companies or Subsidiaries shall be cancelled prior to the Closing Date such that the Companies or Subsidiaries, as the case may be, shall have no further rights or obligations under such agreements.
               4.1.9. FIRPTA Certificate. Prior to Closing, Seller shall deliver a FIRPTA Certificate to Purchaser.
          4.2. Employee and Benefit Matters
               4.2.1. Schedule 4.2.1 contains a list of employees who are actively employed by the Companies or Subsidiaries (including individuals on vacation, short-term disability or similar leave but excluding those persons on long-term disability leave) on the date hereof who the parties agree and acknowledge will be treated as employees of the Companies and Subsidiaries for purposes of this Agreement, which such Schedule 4.2.1 shall be amended as of the Closing Date to include such employees employed in positions at the Companies and Subsidiaries as of the Closing Date (“Seller’s Employees”). Section 4.2.1 shall also include the amount of accrued sick leave, flex time and vacation time for each of Seller’s Employees. From and after the Closing Date, Purchaser shall have the right to terminate any or all of Seller’s Employees at will or to continue the employment of any or all of Seller’s Employees with the Companies and Subsidiaries upon terms and conditions acceptable to Purchaser in Purchaser’s sole and absolute discretion. Purchaser shall provide Seller with written notification at least three (3) days prior to the Closing Date of any employee who will be terminated as of the Closing Date. Each of Seller’s Employees who continues employment with the Companies or Subsidiaries as of the Closing Date shall hereinafter be referred to as a “Transferred Employee.” Seller shall retain and satisfy any and all responsibility, and Purchaser shall have no liability or responsibility whatsoever, for any and all claims, liabilities and obligations, whether contingent or otherwise, relating to (i) any current, former or retired employee of the Companies or Subsidiaries who is not a Transferred Employee, including, without limitation, any unpaid salary, wages, bonuses or other compensation or severance pay or benefits, (ii) any Transferred Employee arising out of or relating to any period, or otherwise incurred, prior to the Closing Date, including, without limitation, any unpaid salary, wages, bonuses or other compensation or severance pay, benefits or group health care coverage required by Section 4980B of the Code or Section 601 of ERISA, and (iii) the Seller’s Benefit Plans (such claims, liabilities and obligations, collectively the “Retained Employee Liabilities”). Purchaser shall have no obligation to continue the employment of any Transferred Employee for any period following the Closing Date, and may terminate the employment of any Transferred Employee at will. Purchaser shall not receive assets from, nor be required to assume any of the liabilities of, the Seller Plans.
               4.2.2. On the Closing Date, Purchaser shall assume all liabilities relating to each Transferred Employee’s unused flexible holiday, vacation and sick time, if any. Schedule 4.2.2 provides the vacation and sick leave policies of NEO and Orwell together with accrued vacation and sick leave as of the date hereof, and Schedule 4.2.2 shall be updated within three (3) business days of Closing.

          4.3. Guaranties or Bonds
               4.3.1. After the date hereof and prior to the Closing, RMO shall not, and shall cause the Company or Subsidiaries not to, without the prior written consent of Purchaser, (a) enter into, issue or obtain any Guaranty or Bond (each individually, a “New Guaranty or Bond”), or (b) amend or otherwise modify any Guaranty or Bond; provided, however, that Purchaser shall not unreasonably withhold, delay or condition its consent to any New Guaranty or Bond which is entered into in the Ordinary Course of Business, and Purchaser shall not unreasonably withhold, delay or condition its consent to any amendment or other modification of any Guaranty or Bond in the Ordinary Course of Business if such amendment or other modification would not result in a breach of any provision of this Agreement; and
               4.3.2. RMO shall promptly provide Purchaser with a true and correct copy of any New Guaranty or Bond or amendment or other modification to a Guaranty or Bond.
          4.4. Agreement Not to Solicit Employees
     Unless otherwise consented to in writing by Purchaser, Seller agrees that during the Restricted Period, neither RMO nor any Non-Company Affiliate will solicit or hire away any Transferred Employee.
          4.5. Insurance Claims
     RMO shall be solely responsible for the administration and, to the extent applicable, payment of any Property and Casualty Claims with a date of occurrence prior to the Closing, and hereby releases Purchaser, the Companies, Subsidiaries, and their Affiliates of any responsibility or liability therefor. Purchaser shall be solely responsible for the administration and, to the extent applicable, payment of any Property and Casualty Claims with a date of occurrence on or after the Closing, and hereby releases Seller of any responsibility or liabilities therefor. For purposes hereof, “Property and Casualty Claims” shall mean workers’ compensation, auto liability, general liability, products liability, professional liability, fiduciary liability, pollution liability and director and officer liability claims relating to the business of the Companies and Subsidiaries and claims for damages caused to facilities of the Companies or Subsidiaries generally insured under causes-of-loss — special form property and boiler and machinery insurance coverage, in each case including reported claims and incurred but not reported claims. RMO shall be solely responsible for the administration and payment of all costs associated with claims for workers’ compensation and other occupational health or injury claims of employees the Companies and Subsidiaries prior to the Closing Date and for any claim filed subsequent to the Closing Date made in connection with any injury, event or occurrence taking place prior to the Closing Date.
5. REPRESENTATIONS AND WARRANTIES OF RMO REGARDING THE COMPANIES AND SUBSIDIARIES
     RMO represents and warrants to Purchaser that:

     5.1. Organization and Good Standing of the Companies and Subsidiaries; Foreign Qualifications
               5.1.1. Lightning, Great Plains, BGC and the Subsidiaries are corporations duly incorporated, validly existing and in good standing under the laws of the State of Ohio, USA, and each has all requisite corporate power and authority to carry on its business as such business is currently conducted.
               5.1.2. GPL is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio, USA, and has all requisite limited liability company power and authority to carry on its business as such business is currently conducted.
               5.1.3. The Companies and Subsidiaries are duly licensed, registered and qualified to do business as a foreign corporation or limited liability company, as the case may be, and are in good standing in all jurisdictions in which the ownership, leasing or operation of their assets or the conduct of their business as currently conducted requires such qualification under applicable Law.
               5.1.4. Seller has heretofore made available to Purchaser true, correct and complete copies of the Organizational Documents, each as amended to the date hereof, of the Companies and Subsidiaries.
          5.2. Capitalization of the Companies and Subsidiaries
               5.2.1. As of the date of this Agreement, the authorized capital stock of Lightning consists of 750 shares of common stock, $0 par value per share, of which 750 shares are issued and outstanding. The authorized capital stock of Great Plains consists of 750 shares of common stock, $0 par value per share, of which 300 shares are issued and outstanding. The authorized capital stock of BGC consists of 750 shares of common stock, $0 par value per share, of which 100 shares are issued and outstanding. The authorized capital stock of ONG consists of 5,000 shares of common stock, $0 par value per share, of which 2,100 shares are issued or outstanding. The authorized capital stock of NEO consists of 750 shares of common stock, $0 par value per share, of which 300 shares are issued or outstanding. GPL has 100 membership units issued and outstanding. The Purchased Shares (a) constitute all of the issued and outstanding shares of capital stock of the Lightning, Great Plains, BGC, and all of the issued and outstanding membership units of GPL, (b) are validly authorized and issued, fully paid, and nonassessable, and (c) will as of Closing be owned beneficially and of record entirely by Seller as set forth in Schedule 5.2.1. No Purchased Shares were issued in violation of any preemptive, right of first refusal or other subscription rights of any shareholder of Lightning, Great Plains, BGC, or of any member of GPL or any other Person, and all Purchased Shares were offered and sold in compliance with all applicable federal, state and provincial securities Laws. There are no outstanding options, warrants, calls, commitments or plans by the Companies to issue any additional shares of its capital stock, or to pay any dividends on such shares, or to purchase, redeem or retire any outstanding shares of their capital stock, or membership units, as the case may be, nor are there outstanding any securities or obligations which are convertible into or exchangeable for any shares of capital stock of the Companies or membership units as the case may be. There are no stock or membership appreciation rights, as the case may be, phantom stock or similar rights in existence with respect to the Companies. No Person other than Seller owns or otherwise has any rights to any equity securities of the Companies.
               5.2.2. Lightning owns one hundred percent (100%) of the issued and outstanding equity interests in ONG and Great Plains owns one hundred percent (100%) of the outstanding equity interests of NEO. All of such issued and outstanding equity interests were duly authorized for issuance and were not issued in violation of any preemptive, first refusal or other subscription rights, and all equity interests in the Subsidiaries were offered and sold in compliance with all applicable federal, state and provincial securities Laws. There are no outstanding options, warrants, calls, commitments or plans by the Subsidiaries to issue any additional equity interests, or to pay any dividends on such equity, or to purchase, redeem or retire any outstanding equity interests, nor are there outstanding any securities or obligations which are convertible into or exchangeable for any equity interest in the Subsidiaries. No person other than the Companies own or otherwise has any rights to any equity interests in the Subsidiaries.
               5.2.3. Neither the Companies nor the Subsidiaries own, directly or indirectly, any capital stock or other equity interest in any corporation, partnership, joint venture, limited liability company or partnership, association or other legal entity.
          5.3. Financial Statements; Undisclosed Liabilities
               5.3.1. Attached hereto as Schedule 5.3.1 are true, correct and complete copies of the Financial Statements which have been generated in accordance with the books and records of the Companies and Subsidiaries. Except as set forth in Schedule 5.3.1, the Financial Statements (a) have been prepared in material accordance with GAAP, and (b) fairly and accurately present in all material respects the financial position and the results of operations of the Companies and the Subsidiaries on a consolidated, pro forma basis as of the dates and for the periods indicated in accordance with GAAP.
               5.3.2. The Companies nor Subsidiaries do not have any material liability or obligation that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except for the liabilities and obligations of the Companies and Subsidiaries (a) disclosed or reserved against in the Financial Statements, (b) set forth in Schedule 5.3.2, or (c) incurred or accrued in the Ordinary Course of Business since December 31, 2007.
          5.4. Taxes
     Except as provided in Schedule 5.4: (i) the Companies and the Subsidiaries have timely extended or filed all material Separate Income Tax Returns and other material Tax Returns known to the Companies or the Subsidiaries to be required to be filed for the Companies or the Subsidiaries on a separate basis; (ii) the Companies and the Subsidiaries have paid (or have established adequate reserves on their books and records amounts for) all material Taxes known to the Companies or the Subsidiaries to be due and payable in respect of such Tax Returns except those being contested in good faith; (iii) the Companies and the Subsidiaries have withheld all amounts known to the Companies or the Subsidiaries to be required to be withheld from payments to employees and other third parties and have remitted such amounts to the appropriate taxing authority in accordance with applicable laws; (iv) neither the Companies nor the Subsidiaries have executed or filed with any taxing authority (whether federal, state, local or foreign) any agreement or other document (other than normal requests to extend the time for filing a Tax Return) extending or having the effect of extending the period for assessment of any Tax that is due with respect to a Separate Income Tax Return or other material Tax Returns that the Companies or the Subsidiaries are required to file on a separate basis; and (v) no federal, state, local or foreign Tax audits or other administrative proceeding, discussions or court proceedings are presently in progress with regard to any Separate Income Tax Returns or other material Tax Returns that the Companies or the Subsidiaries are required to file on a separate basis.
          5.5. Tangible Personal Property
               5.5.1. Schedule 5.5.1 sets forth a list of all Tangible Personal Property with a cost greater than Five Thousand Dollars ($5,000.00) owned by the Companies or Subsidiaries. Except as set forth in Schedule 5.5.1, the Companies and Subsidiaries have good and valid title (or, in the case of leased Tangible Personal Property, a good and valid leasehold interest) to all of the Tangible Personal Property used in the operation of the business of the Companies and Subsidiaries as currently conducted, in each case free and clear of any material lien except Assumed Debt.
               5.5.2. All of the Accounts Receivable shown on the Financial Statements and the Accounts Receivable constituting a part of the Assets arose in the Ordinary Course of Business in connection with bona fide transactions. Schedule 5.5.2 reflects the procedures the Companies use to collect their Accounts Receivable.
          5.6. Agreement Related to Other Instruments; Consents
     The execution, delivery and performance by Seller of this Agreement and the other documents, instruments and agreements to be entered into by Seller pursuant hereto do not and will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or violate any provision of the Organizational Documents of each Company and Subsidiary.
          5.7. Absence of Changes
     Since December 31, 2007 through the Effective Date, the Companies and Subsidiaries have not, except as set forth in Schedule 5.7 or in the Ordinary Course of Business:
                    (a) transferred, assigned or conveyed any material Assets ;
                    (b) suffered any material destruction, damage or loss to any material Assets (casualty or other), whether or not covered by insurance;
                    (c) except as described in Schedule 5.12 or Schedule 3.2(k), entered into any Material Contract;

                    (d) except as described in Schedule 5.12 or Schedule 3.2(k), terminated or amended or suffered the termination or amendment of, failed to perform in all material respects its obligations under, or suffered or permitted any Default to exist under, any Material Contract or Real Property Lease;
                    (e) caused or consented to the imposition of a material Lien on any Asset except for the Assumed Debt;
                    (f) made any distributions to Seller in the form of the return of capital, dividends or cash distributions;
                    (g) incurred or assumed any indebtedness for borrowed money or issued any debt security except as set forth in Schedule 5.12;
                    (h) waived any material right of the Companies or Subsidiaries or cancelled any debt or claim held by the Companies or Subsidiaries;
                    (i) made any loan to any officer, director, employee or shareholder of the Companies or Subsidiaries;
                    (j) increased, directly or indirectly, the compensation paid or payable to any officer, director, employee or agent of the Companies or Subsidiaries except in accordance with Section 3.2(j) hereof;
                    (k) hired or fired any employees of the Companies or Subsidiaries or changed any such employee’s terms or conditions of employment except in accordance with Section 3.2 hereof;
                    (l) taken or suffered any other act that may reasonably be expected to cause or result in a Material Adverse Effect;
                    (m) received any adverse ruling or denial of any request by any Governmental Authority, including but not limited to the MPSC, WPSC, PPUC, or PUCO; or
                    (n) agreed to do any of the foregoing items of this Section 5.7.
          5.8. Material Claims
     Except as set forth in Schedule 5.8, there is no litigation, suit, action, proceeding or claim pending or, to the knowledge of Seller or Seller’s counsel, any basis therefore or threat thereof against the Companies or Subsidiaries that would be reasonably expected to result in a Material Adverse Effect on the Company, Subsidiaries or Assets. Except as set forth in Schedule 5.8, there is no judgment, decree, injunction, order, determination, award, finding or letter of deficiency of any Governmental Authority or arbitrator outstanding with respect to the Agreement or against the Companies or Subsidiaries or any of the Assets, except for existing tariffs issued by the PUCO.

          5.9. Permits; Compliance With Laws
     Except as set forth in Schedule 5.9 and for Environmental Matters, which are addressed exclusively in Section 5.17, to Seller’s knowledge the Companies or Subsidiaries possess all Permits that are required under applicable Law for the ownership or operation of the business of the Companies or Subsidiaries as currently conducted, to Seller’s knowledge all such Permits are in full force and effect, and to Seller’s knowledge the Companies and Subsidiaries are in compliance with all of the terms and conditions of such Permits. No proceeding is pending or, to Seller’s knowledge, threatened seeking the revocation, cancellation, non-renewal or limitation, in whole or in part, of any such Permit. Neither the Companies nor the Subsidiaries have received any written notice from any Governmental Authority alleging violation of any applicable Law.
          5.10. Real Property
               5.10.1. The Companies and Subsidiaries do not own any fee simple interest in real property other than the real property, buildings and improvements described in Schedule 5.10.1. The Companies owns good, valid and marketable fee simple title to such real property, free and clear of any Lien other than the Mortgage or any other Liens that, individually or in the aggregate, could not materially adversely affect the function of such property in connection with its use in the Ordinary Course of Business. Except as set forth on Schedule 5.10.1 and except for easements, conditions and other conditions of record, no part of such real property is subject to any assignment, lease, license, sublease or other agreement granting to any Person any right to the possession, use, occupancy or enjoyment of such property. All such real property complies in all material respects with all federal, state, provincial and local Laws and all applicable private restrictions.
               5.10.2. RMO has heretofore delivered to Purchaser true, correct and complete copies of all leases (including all amendments thereto) of real property currently leased by the Companies or Subsidiaries, a list of which is set forth in Schedule 5.10.2 (collectively, the “Real Property Leases”). Each Real Property Lease is valid and binding on the Companies or Subsidiaries that is a party thereto, and on the other parties thereto, and is enforceable against the Companies and Subsidiaries and the other parties thereto in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, applicable equitable principles or other similar Laws from time to time in effect affecting the enforcement of creditors’ rights generally. Except as described in Schedule 5.10.2, the Companies and Subsidiaries have performed all material obligations required to be performed by them to date under all such Real Property Leases, and neither the Companies, Subsidiaries, nor any other party thereto is in Default under any of the Real Property Leases. Except as set forth in Schedule 5.10.2 and to the knowledge of RMO, no part of the property leased pursuant to a Real Property Lease is subject to any assignment, lease, license, sublease, or other agreement granting to any Person other than as specified in such Real Property Lease any right to the possession, use, occupancy or enjoyment of such leased property.
               5.10.3. The real property listed in Schedules 5.10.1 and 5.10.2 shall collectively be referred to herein as the “Real Property”. The Real Property includes all of the Real Property used by the Companies and Subsidiaries in their business operations. To Seller’s knowledge, all improvements to the Real Property are located within the boundary lines of the

Real Property, and no structure, fixture, facility or improvement on any parcel adjacent to the Real Property encroaches onto any portion of the Real Property. To Seller’s knowledge, the Companies and Subsidiaries have good and valuable rights of physical and legal ingress and egress to and from the Real Property from and to the public systems for all usual streets, roads and utility purposes, and to Seller’s knowledge no condition exists that would reasonably be expected to result in the termination of such ingress and egress. Except as set forth in Schedule 5.10.3 to Seller’s knowledge the Real Property and any present or proposed use of the Real Property comply with all applicable Laws and all covenants, conditions, restrictions and similar matters affecting or applicable to the Real Property. To Seller’s knowledge, the Companies or Subsidiaries have obtained all Permits from Governmental Authorities (including certificates of use and occupancy, licenses and other Permits), required in connection with the construction, repair, maintenance, ownership, use and occupation of the Real Property. To Seller’s knowledge, there are no pending, or threatened condemnation, fire, health, safety, building or other land use regulatory proceedings, lawsuits or administration actions related to any portion of the Real Property and neither the Companies nor the Subsidiaries have received written notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property. Except for real property taxes with respect to the tax period in which the Closing Date occurs, all real property taxes (and applicable penalties and interest, if any) that are due and payable with respect to the Real Property have been paid or will be paid at or prior to the Closing Date. There are no outstanding options, rights of first offer, rights of refusal or similar contracts or rights to purchase the Real Property or any portion thereof or interest therein. No work, repairs, installation, construction or other services have been performed on any of the Real Property or materials supplied to the Real Property in the four (4) month period prior to the Closing Date that could give rise to a materialmen’s, mechanic’s, repair man’s, contractor’s, tax or other similar lien, or if such work, repairs, installation, construction or other services have been performed on any of the Real Property or materials supplied to the Real Property, all providers of such work or materials have been paid in full.
          5.11. Intellectual Property; Software
               5.11.1. Schedule 5.11.1 sets forth a list of all issued Patents and registered copyrights, trademarks, service marks and trade names owned or licensed by the Companies and Subsidiaries and currently used in conducting their respective businesses in the United States or any foreign country, and the annual licensing fee to be paid by the Companies or Subsidiaries for the use of such Intellectual Property, if any. The Companies and Subsidiaries own, or have the license or right to use in the United States and in any foreign country in which they conduct business, all Intellectual Property currently used and necessary to conduct the business of the Companies and Subsidiaries as presently conducted, in each case in the United States and in each foreign country where the Companies use such Intellectual Property.
               5.11.2. Schedule 5.11.2(a) sets forth a list of all Software owned or licensed by the Companies and Subsidiaries, and Schedule 5.11.2(b) sets forth a list of all Software owned or licensed by any Non-Company Affiliate, which is currently used in conducting any Company or Subsidiary business in the United States or any foreign country. Schedules 5.11.2(a) and 5.11.2(b) also set forth the annual licensing fee owed by the Companies or Subsidiaries to utilize said Software. The Companies and Subsidiaries own, or have the license or right to use all such

Software currently used and necessary to conduct the business of the Companies or Subsidiaries as presently conducted, in each case in the United States and in each foreign country where the Companies or Subsidiaries use such Software.
               5.11.3. To the knowledge of Seller, (a) no Third Party is infringing upon, violating or interfering with or otherwise engaging in the unlawful appropriation of any right, title, interest of or the goodwill associates with any Intellectual Property which is owned by any Company or Subsidiary, and (b) within the last three years no Company or Subsidiary nor any of the Affiliates has brought or threatened a claim against any Third Party alleging that or otherwise has reason to believe that any Intellectual Property owned by any Company, Subsidiary or any of the Affiliates is being infringed upon, violated or interfered with or unlawfully appropriated.
          5.12. Material Contracts
               5.12.1. Schedule 5.12 sets forth a true, correct and complete list, as of the date hereof, of all material Contracts (other than Real Property Leases and other than those material Contracts which will be superseded by the Contracts listed in Schedule 3.2) of the following categories (collectively, the “Material Contracts”):
                    5.12.1.1. any Contract (including any confidentiality agreements) between the Companies or Subsidiaries and one or more Major Customers;
                    5.12.1.2. any Contract that by its terms limits or otherwise restricts each Company from engaging or competing in any line of business or in any geographic area;
                    5.12.1.3. any partnership agreement, joint venture agreement or non-wholly-owned limited liability company operating agreement;
                    5.12.1.4. any Contract evidencing the transportation agreements between BGC, NEO, and ONG, on one hand, and Cobra Pipeline Company, Ltd. and Orwell-Trumbull Pipeline Company, LLC, on the other hand;
                    5.12.1.5. any Contracts evidencing the marketing agreements between BGC, NEO and ONG, on one hand, and ONG Marketing, Inc., John D. Oil and Gas Marketing Company, LLC and NEO Gas Marketing, LLC, on the other hand.
                    5.12.1.6. any guaranty, surety bond or letter of credit issued or posted, as applicable, by the Companies or Subsidiaries in which the Companies or Subsidiaries are the guarantor, indemnitor or reimbursing party, as applicable;
                    5.12.1.7. any agreement requiring payment to any Person of a commission or fee other than in the Ordinary Course of Business;
                    5.12.1.8. any distributor, sales representative, independent contractor or similar agreement;

                    5.12.1.9. any agreement under which the Companies, the Subsidiaries or any of their officers or directors are restricted from carrying on any business, or competing in any line of business, in the State where any Company or Subsidiary does business;
                    5.12.1.10. any indenture, trust agreement, loan agreement or note to which a Company or Subsidiary is a party that involves or evidences outstanding indebtedness, obligation or liabilities for borrowed monies;
                    5.12.1.11. any agreement for the disposition of a material portion of any Company’s or Subsidiary’s Assets (other than the sale of inventory in the Ordinary Course of Business);
                    5.12.1.12. any stand-alone indemnification agreement providing for indemnification obligations on the part of the Companies or Subsidiaries;
                    5.12.1.13. any agreement for the acquisition of any of the properties, securities or other ownership interest of the Companies or Subsidiaries or the grant to any Person of any options, rights of first refusal, exclusive negotiation or preferential similar rights to purchase any of such Assets, properties, securities or other ownership interest; and
                    5.12.1.14. any commitment or agreement to enter into or post any of the foregoing items of this Section 5.12.1.
               5.12.2. For purposes of Section 5.12.1 above, a contract will be deemed “material” if it obligates the Company or Subsidiaries to a liability in excess of Ten Thousand Dollars ($10,000.00).
               5.12.3. As of the date of this Agreement, Seller has made available to Purchaser true, correct and complete copies of all written Material Contracts. Each Material Contract is in full force and effect, and is valid and binding on the Companies and Subsidiaries, the other parties thereto, and is enforceable against the Companies and Subsidiaries and the other parties thereto in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, applicable equitable principles or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally. Except as set forth in Schedule 5.12, to Seller’s knowledge the Companies and Subsidiaries have performed all material obligations required to be performed by them to date under such Material Contract, and to Seller’s knowledge neither the Companies, Subsidiaries, nor any other party thereto is in Default under such Material Contract, nor to Seller’s knowledge does any condition exist that with notice or lapse of time would constitute a Default thereunder. No surety bond or letter of credit that constitutes a Material Contract has been called or drawn upon.
          5.13. Labor Matters
     Except as set forth on Schedule 5.13, within the last three (3) years, (a) the Companies and Subsidiaries have not been the subject of any union activity, nor has there been any strike of any kind called against the Companies, Subsidiaries, nor has there been any lockout or work stoppage involving the Companies or Subsidiaries, and (b) the Companies and Subsidiaries have not violated any applicable federal, state or provincial Law relating to labor or labor practices. Except as set forth on Schedule 5.13, neither the Companies nor the Subsidiaries are a party to any collective bargaining agreement.
          5.14. ERISA and Related Matters
               5.14.1. Schedule 5.14 sets forth a true, correct and complete list, as of the date hereof, of all Company Plans. Seller has made available to Purchaser true, correct and complete copies of the most recent summary plan descriptions, if any, with respect to the Company Plans.
               5.14.2. The Companies and Subsidiaries do not contribute or have any obligation to contribute, and has not within six (6) years prior to the date of this Agreement contributed or had an obligation to contribute, to a multiemployer plan (within the meaning of Section 3(37) of ERISA) or a Benefit Plan (other than a Seller Plan) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.
               5.14.3. With respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, that is not a Company Plan, and which is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six (6) years prior to the date of this Agreement, by the Companies and Subsidiaries or any corporation, trade, business, or entity under common control with the Companies and Subsidiaries, within the meaning of Section 414(b), (c), or (m) of the Code or Section 4001 of ERISA, to Seller’s knowledge: (a) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (b) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied, (c) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.
               5.14.4. In connection with the consummation of the transactions contemplated by this Agreement, to Seller’s knowledge no payments of money or other property, acceleration of benefits, or provision of other rights have been or will be made hereunder, under any agreement contemplated herein, or under any Company Plan that would be reasonably likely to be nondeductible under Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.
          5.15. Guaranties or Bonds
     Schedule 5.15 sets forth a true, correct and complete list, as of the date hereof, of all Guaranties or Bonds.
          5.16. Employees
     Except as set forth on Schedule 5.16, the Companies and Subsidiaries do not have any written or oral contract with any individual currently engaged, or previously engaged, in the business of the Companies or Subsidiaries as an employee, independent contractor or otherwise. Schedule 5.16 sets forth a true, correct and complete list, as of the date(s) set forth therein, of the names, position and initial employment date of all current employees of the Companies and Subsidiaries. No changes in such base pay for such employees have been promised or authorized by the Companies or Subsidiaries, except in the Ordinary Course of Business or except as described in Schedule 5.16. Except as set forth in Schedule 5.16, there are no loans or other obligations payable or owing by the Companies or Subsidiaries to any officer, director or employee of the Companies or Subsidiaries, except salaries, wages, vacation pay, bonuses and salary advances and reimbursement of expenses incurred and accrued in the Ordinary Course of Business, nor are any loans or debts payable or owing by any such individuals to the Companies or Subsidiaries, nor have the Companies nor the Subsidiaries guaranteed any of such individuals’ respective loans or material obligations. The Companies and Subsidiaries are not (a) delinquent in the payment to any of their employees or independent contractors any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or consultants or any Taxes or any penalty for failure to comply with any of the foregoing or (b) liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business and consistent with past practices). The Seller is not aware and the Companies and Subsidiaries have not received notice that any employee or independent contractor of the Companies or Subsidiaries intends to terminate his or her employment relationship or engagement with the Companies or Subsidiaries. The Seller is not aware and the Companies and Subsidiaries have not received notice that any employee, director or officer of the Companies and Subsidiaries are obligated under any contract or subject to any judgment, decree or administrative order that would conflict or interfere with (a) the performance of the Person’s duties as an employee, director or officer of the Companies or Subsidiaries, or (b) the business of the Companies or Subsidiaries as conducted or proposed to be conducted. Between the Effective Date and the Closing Date, no more than twenty percent (20%) of the total employees engaged by the Companies or Subsidiaries shall have resigned, been terminated for any reason, or had their working hours materially reduced except in the Ordinary Course of Business.
          5.17. Environmental Matters
     Except as set forth in Schedule 5.17. to Seller’s knowledge:
               5.17.1. the Companies and Subsidiaries and their respective operations are in material compliance with all applicable Environmental Laws;
               5.17.2. the Companies and Subsidiaries are not subject to any pending or threatened claim, action, suit, investigation, inquiry or proceeding under any Environmental Law and to Seller’s knowledge there is no such action proposed or threatened;
               5.17.3. all Permits, if any, required to be obtained by the Companies and Subsidiaries under any Environmental Law in connection with their respective operations as they are currently being conducted, including those relating to the management of Hazardous Substances, have been obtained by the Companies or Subsidiaries, and are in full force and effect on the date hereof;

               5.17.4. there have been no releases of Hazardous Substances on any real property owned or leased by the Companies and Subsidiaries in connection with the operations of the Companies or Subsidiaries that requires remediation under applicable Environmental Laws;
               5.17.5. no real property formerly owned or leased by each Company and Subsidiary in connection with the operations of the operations and each Company and Subsidiary has been contaminated with any Hazardous Substances during or prior to such period of ownership or operation which could reasonably be expected to result in liability relating to or requiring any remediation under the applicable Environmental Laws;
               5.17.6. no Company or Subsidiary is subject to any order, decree, injunction or other arrangement with any Governmental Authority or any agreement with any third party pursuant to which any Company or Subsidiary is indemnifying any third party for liability under any Environmental Laws; and
               5.17.7. Seller and each Company and Subsidiary shall make available to Purchaser on a confidential basis all environmental site assessment reports, studies and related documents in the possession of each Company, Seller or any Non-Company Affiliate and relating to environmental matters in connection with operation of the Assets.
          5.18. Insurance Coverage
               5.18.1. sets forth a true, correct and complete summary of all Seller Insurance Policies applicable to the Companies and Subsidiaries and any surety bonds (if applicable) covering the Companies, Subsidiaries, the Assets, the business of the Companies and Subsidiaries, and the employees of the Companies and Subsidiaries, other than any such insurance policies related to Benefit Plans. There is no claim by the Companies or Subsidiaries pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. All premiums due and payable under such policies and bonds have been paid, and the Companies and Subsidiaries are otherwise in material compliance with the terms and conditions of all such policies and bonds. To the knowledge of Seller, there is no threatened termination of such policies and bonds.
          5.19. Governmental Filings: No Violations
               5.19.1. Except as disclosed on the attached Schedule 5.19, to Seller’s knowledge no notices, reports or other filings are required to be made by Seller, the Companies or Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller, the Companies or Subsidiaries from, any Governmental Authority in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby, except those that the failure to make or obtain would not have a Material Adverse Effect.
               5.19.2. Subject to the filings, registrations, consents, approvals, permits, authorizations and/or notices referred to in Schedule 5.19 and/or in Schedule 6.2, Seller’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute or result in (i) a breach or violation of any provisions of the Organizational Documents of each Company or Subsidiary, (ii) a breach or violation of any Law of any Governmental Authority by which each Company is bound or (iii) a breach or violation of, or a default under, the acceleration of any obligations under, or the creation of a Lien on the assets of any Company or Subsidiary (with or without notice, lapse of time or both) pursuant to, any Contract binding upon any Company or Subsidiary, except, in the case of clauses (ii) and (iii) above, for any breach, violation, default, acceleration or creation that would not have a Material Adverse Effect.
     Except as disclosed on the attached Schedule 5.19, neither the Seller nor the Companies needs to provide any notice to, or obtain any Permits from any Governmental Authority for the consummation of the transactions contemplated by this Agreement
          5.20. Accounts Receivable
     Schedule 5.20 sets forth a true and correct list of all Accounts Receivable of the Companies and Subsidiaries as of the end of the business day on August 21, 2008. All Accounts Receivable represent valid obligations and to Seller’s knowledge are not subject to any set offs or counterclaims. All Accounts Receivable and all Accounts Receivable arising between the Effective Date and the Closing Date are owned by the Companies and Subsidiaries. Except as set forth in Schedule 5.20, no Account Receivable has been outstanding for more than sixty (60) days. To Seller’s knowledge, the Companies and Subsidiaries have not received written notice from an account debtor stating that any Account Receivable in an amount in excess of Ten Thousand Dollars ($10,000.00) is subject to any contest, claim or set off by such account debtor. No discount or allowance from any Account Receivable has been made or agreed to.
          5.21. Gratuitous Payments
     Neither the Companies, Subsidiaries, nor any of the directors, members, executives, independent contractors or employees of the Companies or Subsidiaries, nor any agents acting on behalf of or for the benefit of the Companies or Subsidiaries, directly or indirectly, has (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers or third party payors of the Companies, Subsidiaries, or potential customers of the Companies or Subsidiaries in order to obtain business from such customers, other than standard pricing or discount arrangements consistent with proper legal and business practices, (ii) given, or agreed to give, or is aware that there has been made, or that there is an agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer, third party payor, supplier, source of financing, landlord, sub-tenant, licensee or anyone else other than in connection with promotional or entertainment activities consistent with proper legal and business practices, (iii) made, or has agreed to make, or is aware that there has been made, or that there is any agreement to make, any illegal political contribution or gift, or any contributions, payments or gifts of its funds or property to, or for the private use of, any governmental official, employee or agent, where either the contribution, payment or gift or the purpose of such contribution, payment or gift is illegal under the laws of the United States, or under the laws of any state thereof or any other jurisdiction (foreign or domestic) under which such payment or gift was made, (iv) established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on any of its books or records for any reason or (v) made, or has agreed to make, or is aware that there has been made, or that there is any agreement to make, any payments to any person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documents supporting the payments. No notice or claim inconsistent with the representations in this Section 5.21 has been received by the Companies or Subsidiaries.
          5.22. Disclosures
     Neither this Agreement, nor any other agreement entered into pursuant to the transactions contemplated by this Agreement, nor any schedule, exhibit, report, document, certificate or instrument prepared by and furnished by the Seller to Purchaser or its counsel in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading except to the extent that any such statement or omission will not be reasonably likely to have a material effect on the business, financial condition, prospects, or operation of the Companies, Subsidiaries or Assets.
          5.23. Litigation
     Except as set forth in Schedule 5.8, there is no action, suit or proceeding at law or in equity against any Company or Subsidiary pending, or to the knowledge of Seller, threatened, which (a) relates to or involves uninsured amounts of more than $5,000, (b) would, if decided adversely to Seller or any Company or Subsidiary, prohibit the transactions contemplated by this Agreement or (c) is reasonably likely to have a Material Adverse Effect. No Company or Subsidiary has been permanently or temporarily enjoined or barred by order, judgment or decree requiring any Company or Subsidiary to take, or refrain from taking, action with respect to its business.
          5.24. Brokers and Finders
     No broker or finder has been retained or employed by Seller in connection with the transactions contemplated in this Agreement. Each Company and Subsidiary does not have, and will not have, any financial obligation to any broker or finder.
          5.25. Regulatory Proceedings
     As of the date hereof, neither the Companies nor the Subsidiaries , (a) have rates which have been or are being collected subject to refund, pending final resolution of any proceeding pending before a Governmental Authority or on appeal to the Courts or (b) are a party to any proceeding before a Governmental Authority or on appeal from orders of a Governmental Authority which, in each case, has resulted or would reasonably be expected to result in orders have a Material Adverse Effect.

6. REPRESENTATIONS AND WARRANTIES OF RMO REGARDING SELLER, THE COMPANIES, AND SUBSIDIARIES AND THE PURCHASED SHARES
     RMO represents and warrants to Purchaser that except as otherwise set forth in this Agreement:
          6.1. Power and Authority; Enforceability
     Seller, the Companies, and the Subsidiaries have all requisite power and authority to execute and deliver this Agreement and the other documents, instruments and agreements to be entered into by it pursuant hereto, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller, and, on the Closing Date, all other agreements to be entered into by Seller pursuant hereto will have been duly and validly executed and delivered by Seller. This Agreement is, and each and every agreement, document and instrument provided for herein to be executed and delivered and to which Seller, the Companies, and the Subsidiaries are a party will be, when executed and delivered by the parties thereto, valid and binding on Seller, the Companies, and the Subsidiaries and enforceable against Seller, the Companies, and the Subsidiaries in accordance with its respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting the enforcement of creditors’ rights generally.
          6.2. No Violation or Conflict by Seller
     Except as set forth in Schedule 6.2, the execution, delivery and performance by Seller of this Agreement and each and every other agreement, document and instrument to be entered into by Seller, the Companies, or Subsidiaries pursuant hereto do not and will not, and the consummation of the transactions contemplated hereby and thereby will not, constitute an occurrence of a Default or require the consent or approval of any Person under any provision of any Material Contract to which Seller, the Companies, or Subsidiaries are a party or by which they are bound.
          6.3. Seller Governmental Approvals
     Except as set forth in Schedule 5.19, the execution, delivery and performance by Seller of this Agreement, and the other documents, instruments and agreements to be entered into by Seller, the Companies, or Subsidiaries pursuant hereto, do not and will not, and the consummation of the transactions contemplated hereby and thereby will not (a) violate any consent, judgment, order or decree or any applicable rule or regulation of any Governmental Authority to which Seller, the Companies, Subsidiaries or any Non-Company Affiliate is a party or is subject to, (b) require of Seller, the Companies, Subsidiaries, or any Non-Company Affiliate a filing or registration with any Governmental Authority, or (c) require Seller, the Companies, Subsidiaries or any Non-Company Affiliate to obtain any consent, approval, Permit, certificate or order of any Governmental Authority under applicable Law or by any applicable consent, judgment, order or decree or any applicable rule or regulation of any Governmental Authority.

          6.4. Title to the Purchased Shares
     As of the Closing Date, Seller will collectively own, beneficially and of record, all of the Purchased Shares free and clear of any and all Liens except as set forth on Schedule 6.4. There are no outstanding subscriptions, options, warrants, rights of first refusal or other agreements or commitments, other than this Agreement, obligating Seller to transfer, or granting an option or right by Seller to any Person to purchase or acquire from Seller the Purchased Shares or any other securities of the Companies or Subsidiaries.
          6.5. Litigation Against Seller
     Except as set forth in Schedule 6.5, to Seller’s knowledge there is no litigation, suit, action, proceeding, claim or investigation pending or, to the knowledge of Seller, proposed or threatened against Seller, the Companies, or Subsidiaries that (a) affects Seller, any Non-Company Affiliate, the Companies, Subsidiaries, or the Assets, and could, individually or in the aggregate, if pursued or resulting in a judgment against Seller, reasonably be expected to materially adversely effect on the ability of Seller to consummate the transactions described herein, or (b) seeks restraint, prohibition, or other injunctive relief in connection with this Agreement or the consummation of the transactions contemplated hereby. There is no judgment, decree, injunction, order, determination, award, finding or letter of deficiency of any Governmental Authority or arbitrator outstanding against Seller, the Companies, or Subsidiaries with respect to this Agreement.
7. REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller that:
          7.1. Organization and Standing
     Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Montana.
          7.2. Corporate Power and Authority; Enforceability
     Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the other documents, instruments and agreements to be entered into by it pursuant hereto, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser in connection herewith have been duly authorized and approved by all requisite corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser, and, on the Closing Date, all other agreements to be entered into by Purchaser pursuant hereto will have been duly and validly executed and delivered by Purchaser. This Agreement is, and each and every agreement, document and instrument provided for herein to be executed and delivered and to which Purchaser is a party will be, when executed and delivered by the parties thereto, valid and binding on Purchaser, and enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting the enforcement of creditors’ rights generally.
          7.3. No Violation or Conflict by Purchaser
     Except as set forth in Schedule 7.3, the execution, delivery and performance by Purchaser of this Agreement and each and every other agreement, document and instrument to be entered into by Purchaser pursuant hereto do not and will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or violate any provisions of the articles of incorporation or the bylaws of Purchaser, or constitute an occurrence of Default or require the consent or approval of any Person under any provision of any contract or agreement to which Purchaser is a party or by which it is bound.
          7.4. Purchaser Governmental Approvals
     Except as set forth in Schedule 7.4, the execution, delivery and performance by Purchaser of this Agreement, and the other documents, instruments and agreements to be entered into by Purchaser pursuant hereto, do not and will not, and the consummation of the transactions contemplated hereby and thereby will not (a) violate any consent, judgment, order or decree or any rule or regulation of any Governmental Authority to which Purchaser or any Affiliate of Purchaser is a party or is subject to, (b) require of Purchaser or any Affiliate of Purchaser a filing or registration with any Governmental Authority, or (c) require Purchaser or any Affiliate of Purchaser to obtain any consent, approval, Permit, certificate or order of any Governmental Authority under applicable Law or by any applicable consent, judgment, order or decree or any applicable rule or regulation of any Governmental Authority.
          7.5. Litigation Against Purchaser
     There is no litigation, suit, action, proceeding, claim or investigation pending or, to the knowledge of Purchaser, proposed or threatened against Purchaser that (a) affects Purchaser or any Affiliate of Purchaser and could, individually or in the aggregate, if pursued or resulting in a judgment against Purchaser or such Affiliate, reasonably be expected to materially adversely effect the ability of Purchaser to consummate the transactions described herein, or (b) seeks restraint, prohibition, or other injunctive relief in connection with this Agreement or the consummation of the transactions contemplated hereby. There is no judgment, decree, injunction, order, determination, award, finding or letter of deficiency of any Governmental Authority or arbitrator outstanding against Purchaser with respect to this Agreement.
          7.6. Purchase for Investment
     Purchaser is acquiring the Purchased Shares pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and has made, independently and without reliance on Seller (except to the extent that Purchaser has relied upon the representations and warranties of Seller contained herein), its own analysis of the Purchased Shares, the Companies and Subsidiaries and the Assets for the purpose of acquiring the Purchased Shares, and Purchaser has had reasonable and sufficient access to such documents and other information and materials as it considers appropriate to make its necessary evaluation. Purchaser is acquiring the

Purchased Shares solely for its own account for investment and not with a view to or for the distribution thereof. Purchaser acknowledges that the Purchased Shares are not registered under the Securities Act of 1933, as amended, and that none of the Purchased Shares may be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom. Purchaser is able to bear the economic risk of its investment in the Purchased Shares pursuant to this Agreement, and has sufficient knowledge and experience in financial and business matters in that it is capable of evaluating the merits and risks of the acquisition of the Purchased Shares, and Purchaser is able to financially bear the risk thereof.
          7.7. Knowledge of Inaccuracies
     Purchaser shall promptly notify the Seller if at any time prior to the Closing Purchaser acquires knowledge of any inaccuracy in any of the representations made by the Seller in this Agreement, provided, however, that Purchaser’s failure to inform Seller shall not be considered a breach hereunder.
          7.8. Investigations
     Purchaser acknowledges that it has been furnished with and has an opportunity to read this Agreement to which it is a party and all materials relating to the Company, the Subsidiaries and the Assets that have been requested by Purchaser. Purchaser further acknowledges that it has been given ample opportunity to ask questions and request information of, and receive answers from Seller concerning the Company, the Subsidiaries and the Assets, including but not limited to information relating to the business, finances, operations and prospects of the Company and the Subsidiaries.
          7.9. “As Is” Sale
     EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF RMO, AND OF RMO ON BEHALF OF THE COMPANIES, AND SUBSIDIARIES SET FORTH IN THIS AGREEMENT, PURCHASER UNDERSTANDS AND AGREES THAT THE ASSETS, INCLUDING THE TANGIBLE PERSONAL PROPERTY, ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE “WITH ALL FAULTS,” AND THAT PURCHASER IS RELYING ON ITS OWN EXAMINATION OF THE ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF RMO, AND OF RMO ON BEHALF OF THE COMPANIES, AND SUBSIDIARIES EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER UNDERSTANDS AND AGREES THAT RMO, THE COMPANIES AND SUBSIDIARIES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES AS TO THE OPERATION OF THE ASSETS, INCLUDING THE TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OR THE PROSPECTS, LIABILITIES, RISKS AND OTHER INCIDENTS OF THE ASSETS AND ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

PURCHASER FURTHER AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF RMO, AND OF RMO ON BEHALF OF THE COMPANIES AND SUBSIDIARIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE SCHEDULES AND EXHIBITS ATTACHED HERETO, NO DUE DILIGENCE MATERIALS OR OTHER INFORMATION OR MATERIALS PROVIDED BY, OR COMMUNICATION MADE BY, SELLER, THE COMPANIES AND SUBSIDIARIES OR ANY REPRESENTATIVE OF SELLER WILL CONSTITUTE, CREATE OR OTHERWISE CAUSE TO EXIST ANY REPRESENTATION OR WARRANTY WHATSOEVER, WHETHER OR NOT EXPRESSLY DISCLAIMED BY THE FOREGOING.
8. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
     The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Purchaser for purposes of consummating such transactions:
          8.1. Representations True at the Closing
     The representations and warranties made by RMO or of RMO on behalf of the Companies, and Subsidiaries in this Agreement shall be true and correct in all material respects when made, and immediately prior to the Closing with the same force and effect as though such representations and warranties had been made as of such time.
          8.2. Covenants of Seller
     Seller, the Companies, and Subsidiaries shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by them respectively on or prior to the Closing pursuant to the Agreement, and a duly authorized officer of the Companies and Subsidiaries, and RMO himself shall have delivered to Purchaser a certificate in the form attached hereto as Exhibit A dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 8.1.
          8.3. No Injunction, Etc.
     No action, proceeding, investigation, regulation or legislation shall have been instituted or threatened by any Person other than Purchaser or any Affiliate of Purchaser before any court or Governmental Authority to enjoin, restrain, or prohibit the consummation of the transactions contemplated hereby.
          8.4. Consents, Approvals and Waivers
     Seller’s execution and delivery of this Agreement and consummation of the transactions contemplated hereby shall have been approved by (a) all Governmental Authorities, including the Regulatory Approval, (b) all of Seller’s lenders whose approval is required under any applicable loan documents, and (c) Purchaser’s lenders, LaSalle Bank N.A. and the holders of those current unsecured bond debt notes due June 29, 2017, but only if such lender approvals are required under the applicable loan documents, and no such approvals, independently or in the aggregate, shall have resulted in a Material Adverse Effect on the regulatory treatment of the Companies or Subsidiaries. In addition, this Agreement shall have been approved by the special committee of the board of directors of Purchaser, the board of directors of Purchaser (other than Richard M. Osborne in his individual capacity, and Thomas J. Smith), and Purchaser’s shareholders. Either (i) Purchaser shall have received a true, correct and complete copy of each consent, approval, waiver and agreement required to be obtained by Seller no later than the Closing pursuant to Section 3.3, or (ii) if Seller was unable to obtain such consent, approval, waiver or agreement after having complied with its obligations under Section 3.3, Seller shall have obtained for, or provided Purchaser with, in a form reasonably acceptable to Purchaser, the economic practical benefit to Purchaser as if such consent, approval, waiver or agreement had been received.
          8.5. Absence of Material Adverse Effect
     No Material Adverse Effect that is not as of the Effective Date hereof contained in a schedule shall have occurred between the Effective Date and the Closing Date.
9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER
     The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Seller for purposes of consummating such transactions:
          9.1. Representations True at Closing
     The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects when made, and immediately prior to the Closing with the same force and effect as though such representations and warranties had been made on and as of such time.
          9.2. Covenants of Purchaser
     Purchaser shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing pursuant to the Agreement, and the President of Purchaser shall have delivered to Seller a certificate in the form attached hereto as Exhibit B dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 9.1.
          9.3. No Injunction, Etc.
     No action, proceeding, investigation, regulation or legislation shall have been instituted or threatened by any Person other than Seller, the Companies, Subsidiaries, or any Non-Company Affiliate before any court or Governmental Authority to enjoin, restrain or prohibit the consummation of the transactions contemplated hereby.

          9.4. Consents, Approvals and Waivers
     Purchaser’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by (a) the special committee of the board of directors of Purchaser, the board of directors of Purchaser (other than Richard M. Osborne in his individual capacity, and Thomas J. Smith), and approval by Purchaser’s shareholders, (b) all Governmental Authorities whose approvals are required by Law, (c) Purchaser’s lenders, LaSalle Bank N.A. and the holders of those current unsecured bond debt notes due June 29, 2017, but only if such lender approvals are required under the applicable loan documents, and (d) all of Seller’s lenders whose approval is required under any applicable loan documents. Seller shall have received a true, correct and complete copy of each consent, approval, waiver and agreement required to be obtained by Purchaser no later than the Closing pursuant to Section 3.3. Seller’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all Governmental Authorities whose approvals are required by Law, except for any such approval which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Seller to consummate the transactions described herein.
10. CLOSING
          10.1. Time and Place of Closing
     Upon the terms and subject to the conditions set forth herein, the Closing shall take place at the offices of Kohrman, Jackson, & Krantz., P.L.L., 1375 E. Ninth Street, 20th Floor, Cleveland, Ohio, 44114, commencing at 10:00 a.m., on the first (1st ) Business Day of the first (1st) full month following the Business Day on which all of the conditions to the Closing set forth in Sections 8 and 9 are satisfied or waived, or at such other place, time or date the parties may agree in writing (the date of the Closing being referenced herein as the “Closing Date”). In the event the Closing Date has not occurred by the end of the business day which is twelve (12) months following the effective date of this Agreement, then unless the Closing has been extended by the mutual agreement of the parties, this Agreement shall terminate and be of no further effect except as to any remedy set forth in this Agreement with respect to a breach hereof which results in a failure to close or as may otherwise be provided in this Agreement.
          10.2. Transactions at Closing
     At the Closing, each of the following shall occur:
               10.2.1. Seller’s Performance. At the Closing, Seller shall deliver to Purchaser each of the following:
                    10.2.1.1. all certificates representing the Purchased Shares or, if applicable, replacement certificates together with lost certificate affidavits and indemnifications (in form and substance reasonably acceptable to Purchaser), duly endorsed for transfer or accompanied with executed blank stock powers (in form and substance reasonably acceptable to Purchaser), together with a new certificate representing such shares issued in the name of Purchaser;

                    10.2.1.2. original stock ledgers, articles of incorporation, certificates of incorporation, charters, certificates of formation, bylaws, joint venture agreements, partnership agreements, limited liability company operating agreements, and board of directors’, shareholders’ and members’ minutes of the Companies and Subsidiaries;
                    10.2.1.3. the certificate of Seller as described in Section 8.4;
                    10.2.1.4. evidence of the consents, approvals, waivers and agreements described in Section 8.4 in a form reasonably satisfactory to Purchaser;
                    10.2.1.5. certificates of existence or good standing of the Companies and Subsidiaries, as of the most recent practicable date, from the appropriate Governmental Authority of the jurisdiction of their respective incorporations or formations and the jurisdictions in which each is qualified to do business;
                    10.2.1.6. resignations, or evidence of termination of his or her office, by each director, manager, and officer of the Companies and Subsidiaries, unless otherwise agreed by the parties;
                    10.2.1.7. such other evidence of the performance of all covenants and satisfaction of all conditions required of Seller by this Agreement, at or prior to the Closing, as Purchaser may reasonably require;
                    10.2.1.8. all books and records relating to the operation of the Companies and Subsidiaries, including but not limited to all such electronic records, files, ledgers and other documentation reasonably required by Purchaser in connection with the ongoing operation of the Companies and Subsidiaries; and
                    10.2.1.9. such documents necessary to evidence Seller‘s release from the assumed debt obligations set forth in Section 2.2 including but not limited to any acknowledgments, consents or any lender’s of such assumed debt.
     10.2.2. Purchaser’s Performance. At the Closing, Purchaser shall deliver to Seller each of the following:
                    10.2.2.1. the certificate of the President of Purchaser described in Section 9.2;
                    10.2.2.2. certificates of existence or good standing of Purchaser, as of the most recent practicable date, from the appropriate Governmental Authority of the jurisdiction of its incorporation;
                    10.2.2.3. Secretary or Assistant Secretary certified copies of resolutions of the board of directors of Purchaser approving the transactions contemplated by this Agreement;

                    10.2.2.4. Secretary or Assistant Secretary certificates of incumbency for the officers of Purchaser who sign on behalf of Purchaser this Agreement and any other documents, instruments or agreements to be entered into by Purchaser pursuant hereto;
                    10.2.2.5. such other evidence of the performance of all covenants and satisfaction of all conditions required of Purchaser by this Agreement, at or prior to the Closing, as Seller may reasonably require;
                    10.2.2.6. a receipt of Purchaser evidencing Purchaser’s receipt of the Purchased Shares;
                    10.2.2.7. such documents necessary to evidence Purchaser’s assumption of Seller’ s debt as provided in Section 2.2; and
                    10.2.2.8 copy of corporate resolutions of the Purchaser authorizing this transaction.
11. SURVIVAL OF REPRESENTATION AND WARRANTIES; INDEMNIFICATION
          11.1. Survival of Representations, Warranties and Agreements
                    11.1.1. All representations, warranties, covenants, indemnities and obligations made or undertaken by Seller in this Agreement are material, have been relied upon by Purchaser and shall survive the Closing hereunder as set forth in Section 11.5, and shall not merge in the performance of any obligation by any party hereto.
                    11.1.2. All representations, warranties, covenants, indemnities and obligations made or undertaken by Purchaser in this Agreement are material, have been relied upon by Seller and shall survive the Closing hereunder as set forth in Section 11.5, and shall not merge in the performance of any obligation by any party hereto.
          11.2. Agreements to Indemnify Purchaser Indemnitees
                    11.2.1. Subject to the other provisions of this Section 11 and subject to Section 5.25, RMO hereby agrees to indemnify and hold harmless Purchaser, each Affiliate of Purchaser, their respective directors and officers, and their respective successors and assigns (collectively, “Purchaser Indemnitees”), from and against any and all liability, obligation, loss, Lien, damage, injury, cost and expense (including reasonable attorneys’ fees and costs and expenses related thereto) (collectively, “Losses”) suffered or incurred by any Purchaser Indemnitee arising from: (a) any material breach of any indemnity, covenant, representation or warranty of Seller contained in this Agreement, (b) any misrepresentation in the certificate delivered at the Closing pursuant to Section 8.2, (c) the Seller Plans, (d) all Income Taxes of the Companies and Subsidiaries (including Income Taxes of any other Person for which the Companies or Subsidiaries is liable under Treasury Regulation section 1.1502-6 or similar provision of foreign, state or local law) for periods (or portions thereof) ending on or prior to the Closing Date to the extent such Income Taxes exceed the Accrued Tax Liability; or (e) any Scheduled Claim, which claims the parties acknowledge and agree that Seller has acknowledged its duty to defend in accordance with Section 11.6.2 and, thereby, Seller has a right to control the defense of in accordance with the provisions of Section 11.6.2
               11.2.2. For all purposes of this Section 11, after the Closing, any Loss suffered or incurred by the Companies or Subsidiaries arising from any breach of any indemnity, covenant, representation or warranty by RMO referenced in Section 11.2.1 shall be deemed suffered and incurred by Purchaser for purposes of such Section 11.2.1, and Purchaser shall be entitled to seek indemnification under such Section 11.2.1 against RMO alone for any such Loss.
          11.3. Agreements to Indemnify the Seller Indemnitees
     Subject to the other provisions of this Section 11, Purchaser hereby agrees to indemnify and hold harmless Seller, each Non-Company Affiliate, their respective directors and officers, and their respective successors and assigns (collectively, the “Seller Indemnitees”), from and against all Losses suffered or incurred by any Seller Indemnitee arising from: (a) any material breach of any indemnity, covenant, representation, or warranty of Purchaser contained in this Agreement, (b) any misrepresentation in the certificate delivered at the Closing pursuant to Section 9.2, or (c) any Income Taxes incurred as a result of any transaction engaged in by the Companies, Subsidiaries after the Closing.
          11.4. Recoveries
     The determination of the amount of any Loss for purposes of this Section 11 shall take into account the amount of insurance proceeds payable with respect thereto pursuant to any Third Party insurance policy, but only to the extent such amounts are actually paid to the Indemnified Party.
          11.5. Survival
               11.5.1. All claims by a Purchaser Indemnitee for indemnification pursuant to this Section 11 resulting from breaches of representations or warranties herein shall be forever barred unless Seller is notified:
                    11.5.1.1. in the case of a claim based upon a breach of Section 5.4 with respect to any taxable period ending on or prior to the Closing Date, within the statutory period of limitations (including any extensions thereof), unless such claim is raised by the taxing authority by way of an offset against any claim or suit for refund by or on behalf of the Companies or Subsidiaries, or pursuant to the mitigation provisions contained in the Code or any applicable statutes, in which case a claim may be made within one (1) year after such offset or assessment; or
                    11.5.1.2. in all other cases within eighteen (18) months after the Closing Date; provided that if written notice for a claim of indemnification has been given by Purchaser pursuant to Section 11.6.1 on or prior to the last day of the foregoing 18-month period, then the obligation of Seller to indemnify any Purchaser Indemnitee pursuant to this Section 11 shall survive with respect to such claim until such claim is finally resolved; provided, further, however, that claims based upon a breach of Section 5.2.1, Section 5.2.2, the first three sentences of Section 6.1, or Section 6.4 may be brought at any time within the statute of limitations that applies to such claim or claims.
                    11.5.2. All claims by a Seller Indemnitee for indemnification pursuant to this Section 11 resulting from breaches of representations or warranties herein shall be forever barred unless Purchaser is notified within eighteen (18) months after the Closing Date; provided that if written notice for a claim of indemnification has been given by Seller on behalf of any Seller Indemnitee pursuant to Section 11.6.1 on or prior to the last day of the foregoing twelve (12) month period, then the obligation of Purchaser to indemnify any Seller Indemnitee pursuant to this Section 11 shall survive with respect to such claim until such claim is finally resolved; provided, further, however, that claims based upon a breach of the first three sentences of Section 7.2 may be brought at any time within the statute of limitations that applies to such claim or claims.
          11.6. Notice and Defense of Actions
     The obligations and liabilities of each Indemnifying Party hereunder shall be subject to the following terms and conditions:
                       11.6.1. Notice. Except with respect to any Scheduled Claim, the Indemnified Party shall give written notice to the Indemnifying Parties promptly after it becomes aware of any claim, action or proceeding (each, an “Action”) as to which indemnity may be sought under this Section 11; provided that in any event, the Indemnified Parties shall give written notice of an Action within thirty (30) days after being served with the related process or legal proceeding. Such notice shall state the nature and basis of such claims or events and the amounts thereof, to the extent known, and shall attach copies of any complaint, demand or arbitration notice received by the Indemnified Party. Such notice shall be given in accordance with Section 13.1. The failure of the Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of any obligation under this Section 11 only if and to the extent that such failure materially prejudices the ability of the Indemnifying Party to defend such Action, and such failure shall in no event relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party otherwise under this Section 11.
                    11.6.2. Defense of Actions.
                       11.6.2.1. (a) Except with respect to any Scheduled Claim, in the event that the Indemnifying Parties acknowledge in writing a duty to defend with respect to such Action, the Indemnifying Parties shall have the right, at their expense, to control the defense of any such Action. If the Indemnifying Parties wish to control the defense of such Action, they shall deliver written notice thereof to the Indemnified Parties within sixty (60) days after receipt of the notice described in Section 11.6.1. After such notice, the Indemnifying Parties shall engage independent internal or external legal counsel (and reasonably acceptable to the Indemnified Parties) to assume the defense of such Action; provided, however, that the Indemnified Party may also participate in such defense, at its own expense; and provided, further, that any Indemnifying Party shall not be entitled to assume the defense or control of any Action if (i) the Indemnifying Party fails to acknowledge its duty to defend as set forth in the preceding sentence, (ii) the Indemnified Party agrees, in writing, to assume the defense of such

Action and forego any indemnity claimed under this Section 11, (iii) in the reasonable opinion of legal counsel for the Indemnified Party, such Action involves the potential imposition of a criminal liability on the Indemnified Party, its directors, officers, employees or agents, (iv) in the reasonable opinion of legal counsel for the Indemnified Party, an actual or potential conflict of interest exists where it is advisable for such Indemnified Party to be represented by separate legal counsel, or (v) with respect to Purchaser only, failure to stay the enforcement of such Action will result in the imminent risk of sale, forfeiture or loss of all or any material portion of the Assets or a material disruption in the operation of the acquired business. In the circumstances identified in the foregoing subsections 11.6.2(a)(i) through (v), the Indemnified Party shall be entitled to control and assume responsibility for the defense of such Action, at the cost and expense of the Indemnifying Party. The Indemnifying Party may, in any event, participate in such proceedings at its own cost and expense.
                         (b) With respect to any Scheduled Claim, Seller shall have the right and obligation, at its expense, to control the defense of such Scheduled Claim. Purchaser also may participate in such defense, at its own expense. Seller shall have the right to select and engage internal or external legal counsel (which shall be reasonably acceptable to Purchaser if selected and engaged after the date of this Agreement) to assume the defense of such Scheduled Claim. From and after the Effective Date, the cost of the defense of all Scheduled Claims and any claims that arise or are filed between the Effective Date and the Closing Date shall be borne by the Purchaser provided, however, the cost of the defense of any claims that arise after the date of this Agreement, but before the Closing Date, shall be borne by Seller.
                    11.6.2.2. The Indemnifying Party, in the defense of any such Action, shall have the right in its sole discretion to settle such Action only if (a) settlement involves only the payment of money and execution of appropriate releases of the Indemnified Party and its Affiliates, as the case may be, (b) there is no finding or admission of any violation of Law or violation of the rights of any Person by the Indemnified Party or its Affiliates, as the case may be, and (c) the Indemnified Party or its Affiliates, as the case may be, will have no liability with respect to such compromise or settlement. Otherwise, no such Action shall be settled or agreed to without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned). If the Indemnified Party withholds, delays or conditions its consent in an unreasonable manner, the Indemnified Party shall not be entitled to indemnification under this Section 11 for any Loss in excess of the amount for which the Action could reasonably have been compromised but for such withholding, delay or conditioning of consent.
                    11.6.2.3. Except with respect to any Scheduled Claim, in the event that the Indemnifying Parties shall not agree in writing to assume the defense of such Action or in the event the Indemnified Party assumes control of such Action pursuant to Section 11.6.2, the Indemnified Parties may engage internal or external legal counsel acceptable to them to assume the defense and may contest, pay, settle or compromise any such Action on such terms and conditions reasonably acceptable to the Indemnified Parties. If the Indemnifying Parties are obligated to indemnify the Indemnified Parties in respect to such Action under this Agreement, the fees and expenses of such counsel retained by the Indemnified Parties shall constitute litigation expenses subject to indemnification under this Section 11.

                    11.6.2.4. In the defense of any Action, regardless of who is in control, the Indemnified Parties and the Indemnifying Parties shall fully cooperate in good faith in connection with such defense and shall cause their legal counsel, accountants and Affiliates to do so, and shall make available to the other party all relevant books, records, and information (in such Person’s control) during normal business hours, and shall furnish to each other, at the Indemnifying Party’s expense, such other assistance as the other party may reasonably require in connection with such defense.
          11.7. Exclusive Remedy
     Except for remedies that cannot be waived as a matter of law and remedies available for breaches under Section 13.2, the indemnification obligations under this Section 11 shall be the sole and exclusive remedies of the parties hereto with respect to any breach of any representation, warranty, covenant, indemnity, or agreement under this Agreement or any certificate delivered pursuant hereto by any party hereto, except that nothing contained herein shall be construed as limiting or impairing the rights and remedies that the parties hereto may have at equity for injunctive relief and specific performance, including such equitable remedies with respect to enforcement of rights and obligations under Sections 2.1, 2.2, 3.4.2, 4.3, 4.4 and 4.5.
          11.8. Treatment
     All indemnification payments under this Agreement shall be treated as adjustments to the Purchase Price.
12. TERMINATION
          12.1. Method of Termination
     This Agreement constitutes the binding and irrevocable agreement of the parties hereto to consummate the transactions contemplated hereby subject to the terms and conditions contained herein, the consideration for which is the covenants set forth in Sections 2, 3 and 4, and expenditures and obligations incurred and to be incurred by Purchaser, on the one hand, and by Seller, the Companies, and Subsidiaries, on the other hand, in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:
               12.1.1. By the unanimous written consent of Seller and Purchaser, notwithstanding prior approval (if any) by the board of directors of either Purchaser or Seller;
               12.1.2. If any condition to the Closing under Sections 8 and 9 has not been satisfied (or waived) by 5:00 p.m. on the one (1) year anniversary of the Effective Date or at such other time and date as may be mutually agreed upon by the parties in writing, Seller may terminate this Agreement by written notice given to Purchaser if Seller has neither (a) proximately contributed to the occurrence of the failure to satisfy the conditions set forth in Sections 8 and 9 by such date, nor (b) failed to use its commercially reasonable efforts to satisfy the conditions set forth in Sections 8 and 9;

               12.1.3. If any condition to the Closing under Sections 8 and 9 has not been satisfied (or waived) by 5:00 p.m. on the one (1) year anniversary of the Effective Date or at such other time and date as may be mutually agreed upon by the parties in writing, Purchaser may terminate this Agreement by written notice given to Seller if Purchaser has neither (a) proximately contributed to the occurrence of the failure to satisfy the conditions set forth in Sections 8 and 9 by such date, nor (b) failed to use its commercially reasonable efforts to satisfy the conditions set forth in Sections 8 and 9; or
               12.1.4. By either Seller or Purchaser if (a) there shall be any Law that makes consummation of the transactions contemplated herein illegal or otherwise prohibited; or (b) any judgment, injunction, order or decree permanently enjoining any of the parties hereto from consummating the transactions contemplated herein is entered and such judgment, injunction, order or decree shall become final and non-appealable.
               12.1.5. By Seller at any time during the five (5) day period ending two (2) calendar days before the Closing Date, if:
(i)	the Average Closing Price is less than $9.49; and

(ii)	(A) the number obtained by dividing the Average Closing Price by $9.49 shall be less than (B) the number obtained by dividing the Index Price on the Walkaway Determination Date by the Index Price on the Starting Date and subtracting 0.20 from such quotient.
     If Seller elects to exercise this termination right, he shall give written notice to be received by Purchaser no later than one day following the Walkaway Determination Date; provided that, such notice of termination may be withdrawn by Seller at any time prior to two calendar days before the Closing Date. For five days after receipt of such a notice, Purchaser shall have the irrevocable right to increase the number of shares of Purchaser’s common stock being issued to Seller hereunder so that the Share Consideration Value is equal to the Purchase Price less the Assumed Debt. If Purchaser makes this election, it shall give written notice to Seller of such election and the revised number of Purchased Shares being issued hereunder. In such event, no termination will occur pursuant to this Section 12.1.5, and this Agreement shall remain in effect in accordance with its terms (except that the number of shares of Purchaser’s common stock being issued to Seller hereunder shall have been so modified), and any reference in this Agreement to the issuance of shares of Purchaser’s common stock to Seller shall be deemed to refer to the share issuance after giving effect to the adjustment made pursuant to this Section.
     If Purchaser declares or affects a stock dividend, reclassification, recapitalization, split-up, combination or similar transaction between the Starting Date and the Walkaway Determination Date (or establishes a record date in respect thereof), the price of Purchaser’s common stock shall be appropriately adjusted for the purposes of applying this Section.
     Notwithstanding anything in this Section 12.1 to the contrary, no party hereto that is in breach of a material obligation under this Agreement shall be entitled to terminate this Agreement except with the prior written consent of the other party hereto. In the event Seller exercises its right to terminate this Agreement pursuant to this Section 12.1.5 then Seller shall pay Purchaser One Hundred Thousand Dollars ($100,000) as consideration for such termination.
          12.2. Procedure and Effect of Termination
               12.2.1. In the event of a termination by any party pursuant to and in accordance with Section 12.1, such terminating party shall give prompt written notice thereof as provided therein to the other party, and the transactions contemplated hereby shall be abandoned and terminated, without further action by any of the parties hereto, except as provided in Section 12.2.1.
               12.2.2. In the event of a termination pursuant to Section 12.1:
                    12.2.2.1. All filings, applications and other submissions relating to the consummation of the transactions contemplated herein shall, to the extent practicable, be withdrawn from the Governmental Authority or other Person to which made; and
                    12.2.2.2. No party hereto, or any of its Affiliates, nor any shareholder, member, partner, director, officer, employee, or agent of any such party or any of its Affiliates, shall have any liability or further obligation to any other party hereto or any of its Affiliates, nor to any shareholder, member, partner, director, officer, employee, or agent of such other party or any of its Affiliates pursuant to this Agreement, except (a) that the provisions of Sections 3.4.2, 12.2, 13.2, and 13.3 (and associated defined terms) shall survive any such termination and not be extinguished thereby, provided that the provisions of Section 3.4.2 shall terminate on the later of the second anniversary of such termination or the date the Confidential Information loses its status as a trade secret or no longer qualify as confidential under applicable Law; and (b) any party hereto nevertheless shall be entitled to seek any remedy to which it may be entitled at law or in equity for the violation or breach by the other party hereto of any agreement, covenant, indemnity, representation or warranty contained in this Agreement that occurs prior to the termination.
13. GENERAL PROVISIONS
          13.1. Notices
     All notices, demands and requests hereunder by any party hereto to the other party hereto shall be in writing, and shall be delivered by hand, nationally recognized overnight courier, facsimile, or registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:
13.1.1. If to Seller:
Richard M. Osborne
8500 Station St., Suite 113
Mentor, OH 44060
Facsimile No. (440) 255-8645

and copies to legal counsel to Purchaser:
Dworken & Bernstein Co., LPA
60 South Park Place
Painesville, OH 44077
Attn: Melvyn E. Resnick and Jodi Littman Tomaszewski
Facsimile No.: (440) 352-3469
13.1.2. If to Purchaser:
Energy West Incorporated
P.O. Box 2229
Great Falls, MT 59403
Attn: Kevin J. Degenstein, President and Chief Operating Officer
Facsimile No.: (406) 791-7560
and copies to legal counsel to Purchaser:
Kohrman, Jackson & Krantz., PLL
1375 E. Ninth Street
One Cleveland Center
Twentieth Floor
Cleveland, Ohio 44114
Attn: Marc Krantz
Facsimile No.: (216) 621-6536
and
McCarthy, Lebit, Crystal & Liffman Co., L.P.A.
101 West Prospect Avenue, Suite 1800
Cleveland, Ohio 44115-1088
Attn: Kenneth B. Liffman
Facsimile No. (216) 696-1210
               13.1.3. If delivered by hand or nationally recognized overnight courier, the day on which a notice, demand or request is delivered shall be the date on which such delivery is made, if delivered by facsimile, the day upon which sender receives from its facsimile machine the correct answerback of the addressee and confirmation of uninterrupted transmission by a transmission report or the recipient confirming by telephone to the sender that the recipient has received the facsimile message shall be the date on which such delivery is made (provided a hard copy of such transmission is dispatched by first class mail within 48 hours), and, if delivered by mail, the day on which such notice, demand or request is received shall be the date of delivery; provided that a notice given in accordance with this Section 13.1 but received on any day other than a Business Day or after business hours in the place of receipt, will be deemed to be received on the next Business Day in that place.

               13.1.4. Any party hereto may change its address or facsimile number specified for notices herein by designating a new address or facsimile number for notices by notice to the other party in accordance with this Section 13.1.
          13.2. Brokers
                    13.2.1. Purchaser represents and warrants to Seller that no investment banker, broker or finder has acted for Purchaser in connection with this Agreement or the transactions. Purchaser hereby agrees to indemnify and hold harmless Seller, the Companies, and Subsidiaries and their respective Affiliates against any fee, loss or expense arising out of any claim by any investment banker, broker or finder employed or alleged to have been employed by Purchaser or any of its Affiliates in connection with this Agreement or the transactions contemplated herein.
                    13.2.2. Seller represents and warrants to Purchaser that no investment banker, broker or finder has acted for Seller, the Companies, or Subsidiaries or any of their Affiliates in connection with this Agreement or the transactions contemplated herein. Seller hereby agrees to indemnify and hold harmless Purchaser, any Affiliate of Purchaser, and, after the Closing, the Companies, and Subsidiaries against any fee, loss or expense arising out of any claim by any investment banker, broker or finder employed or alleged to have been employed by Seller, the Companies, Subsidiaries or any of their Affiliates in connection with this Agreement or the transactions contemplated herein.
          13.3. Expenses
     All expenses incurred by a party hereto in connection with or related to the authorization, preparation, negotiation and execution of this Agreement and the Closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, legal counsel, accountants and other technical consultants employed by such party, shall be borne solely and entirely by the party that has incurred the same (except as otherwise expressly provided herein), and provided that all expenses incurred by Seller shall be paid by Seller, as opposed to the Companies or Subsidiaries.
          13.4. Further Assurances
     Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other party to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.
          13.5. Attribution of Knowledge
     With respect to any representation or warranty set forth in this Agreement or any other agreements, certificates or instruments delivered pursuant hereto that is expressly qualified by: (a) the phrase “to the knowledge of Seller” or “to the best knowledge of Seller” and variations thereof when used with respect to Seller shall refer to matters actually known, and not constructively known, to any of the individuals listed on Schedule 13.5(a); and (b) the phrase “to the knowledge of Purchaser” or “to the best knowledge of Purchaser” and variations thereof when used with respect to Purchaser shall refer only to matters actually known, and not constructively known, to any of the individuals listed on Schedule 13.5(b). Without limiting the foregoing, a matter shall be deemed to be “actually known” by an individual listed on Schedule 13.5 if such individual has received written notice of such matter.
          13.6. Waiver
     Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.
          13.7. Assignment; Binding Effect; No Third-Party Beneficiaries
     Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto, and any such assignment without such prior written consent shall be null and void, except that Purchaser may assign this contract to its parent company without Sellers’ consent, but in such case Purchaser shall provide Seller with written notice of such assignment. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. No provision of this Agreement or any agreement referenced herein shall create a third-party beneficiary relationship or otherwise confer any benefit, entitlement or right upon any Person other than the parties to this Agreement or such referenced agreement, as the case may be, except for Sections 11.2 and 11.3, which are intended to benefit and be enforceable by any of the Purchaser Indemnitees or the Seller Indemnitees, respectively.
          13.8. Headings
     The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement. References to any “Section” herein (such as “Section 5”) shall be construed to include a reference to all subsections thereunder (i.e., 5.1, 5.1.1, 5.1.2, ... 5.5, 5.6 ... etc).
          13.9. Entire Agreement
     This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, between the parties hereto relating to the transactions contemplated hereby or the subject matter herein.
          13.10. Modifications
     Neither this Agreement nor any provision hereof may be modified, amended, changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such modification, amendment, change, waiver, discharge or termination is sought.
          13.11. Governing Law
     This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regards to the principles of conflicts of laws thereof.
          13.12. Severability
     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          13.13. Counterparts
     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution by facsimile signature shall be deemed to be, and shall have the same effect as, execution by original signature.
          13.14. Exhibits and Schedules Incorporated
     All Exhibits and Schedules attached hereto are incorporated herein by reference. The section numbers in the Schedules correspond to the section numbers in this Agreement; provided, however, that any information disclosed in the Schedules under any section number shall be deemed to be disclosed and incorporated in any other section of this Agreement where such disclosure is made with such specificity, or in such a context, that it is reasonably apparent that such disclosure is applicable to such other section numbers. Prior to the Closing Date, Seller shall supplement or amend the Schedules with respect to any matter relating to the subject matter thereof hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules. No supplement or amendment of any Schedule made pursuant to this Section 13.14 shall be deemed to cure any breach of, or expand or limit the scope of, or otherwise modify or affect any representations or warranty made in this Agreement unless the parties agree thereto in writing unless the omitted item is an obligation, liability or other matter which occurred or was incurred by the Companies or the Subsidiaries in the Ordinary Course of Business.
          13.15. Joint Preparation
     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
          13.16. Performance by Affiliates
     Any obligation of any party hereto owed to any other party hereto under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.
          13.17. Consent to Jurisdiction; Waivers of Trial by Jury
     Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof or thereof brought by another party hereto or its successors or assigns may be brought and determined in the United States District Court, Northern District of Ohio and each party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 13 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 13.17. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.
          13.18. Shareholder Obligations
     Each party irrevocably agrees that Howell, Rigo, Whelan and Smith shall have no liability under this Agreement in regard to any breach of a representation or warranty or covenant. Where in this Agreement provision is made for an action to be taken or not taken by Seller, RMO shall cause Seller to take or not take such action, as the case may be.
[Signatures On The Following Page]

     IN WITNESS WHEREOF, each party hereto has caused this Stock Purchase Agreement to be executed on its behalf, all as of the day and year first above written.

Seller:
/s/ Richard M. Osborne, Trustee
Richard M. Osborne, Trustee
Dated: September 12, 2008

/s/ Rebecca Howell
Rebecca Howell
Dated: September 12, 2008

/s/ Stephen G. Rigo
Stephen G. Rigo
Dated: September 12, 2008

/s/ Marty Whelan
Marty Whelan
Dated: September 12, 2008

/s/ Thomas J. Smith
Thomas J. Smith
Dated: September 12, 2008

Purchaser: ENERGY WEST INCORPORATED
By:	/s/ James W. Garrett
James W. Garrett, Vice President of Business
Development Dated: September 12, 2008

EXHIBIT A
to
Stock Purchase Agreement
Form of Seller’s Closing Certificate

A-1

EXHIBIT B
to
Stock Purchase Agreement
Form of Purchaser’s Closing Certificate

B-1